Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of December 2, 2011

among

Amgen Inc.,

The Borrowing Subsidiaries Herein Named,

The Banks Herein Named,

Citibank, N.A.,

as Administrative Agent,

and

JPMorgan Chase Bank, N.A.,

as Syndication Agent,

Joint Lead Arrangers and Joint Book Runners:

Citigroup Global Markets Inc.

and

J.P. Morgan Securities LLC

Co-Documentation Agents:

Bank of America, N.A.

and

Barclays Bank PLC

and

Morgan Stanley Senior Funding, Inc.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Exhibits

A - Agreement to Participate

B - Note

C - Compliance Certificate

D - Request for Letter of Credit

E - Request for Loan

F - Assignment Agreement

-v-

(continued)

Page

Schedules

1.1	Mandatory Cost Rate
2.1	Bank Commitments
4.4	Disclosure of Subsidiaries
4.8	Litigation
4.11(c)	Employee Benefit Plans
4.15	Environmental
6.3	Liens
13.7	Notices

-vi-

CREDIT AGREEMENT

Dated as of December 2, 2011

This CREDIT AGREEMENT is dated as of December 2, 2011 and is entered into by and among Amgen Inc., a Delaware corporation (the “Company”), each financial institution whose name is set forth on the signature pages hereof as a Bank, Citibank, N.A. (“Citibank”), as the Administrative Agent and an Issuing Bank, and JPMorgan Chase Bank, N.A. (“JPMCB”), as Syndication Agent. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Bank” has the meaning set forth in Section 2.8(b).

“Additional Commitment Bank” has the meaning set forth in Section 2.9(d).

“Administrative Agent” means Citibank, when acting in its capacity as the administrative agent under any of the Loan Documents.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to the Company and the Banks.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any Advance made or to be made by any Bank to any Borrower as provided in Article 2, and includes each Base Rate Advance and each EURO Rate Advance.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agent Parties” has the meaning set forth in Section 13.7(d)(ii).

“Agreement” means this Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended in accordance with Section 13.2.

“Agreement to Participate” means an Agreement to Participate, substantially in the form of Exhibit A.

“Alternative Currency” means Euro.

“Alternative Currency Equivalent” means, with respect to any amount denominated in Dollars on any date of determination, the amount of the Alternative Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of “Dollar Equivalent,” as determined by the Administrative Agent.

“Alternative Currency Loan” means any Loan denominated in the Alternative Currency. Each Alternative Currency Loan must be a EURIBOR Rate Advance.

“Alternative Currency Payment Office” means such office of Citibank as shall be from time to time selected by the Administrative Agent and notified by the Administrative Agent to the Company and the Banks.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Arranger” means each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc. when acting in its capacity as an arranger and a bookrunner under any of the Loan Documents.

“Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit F, executed by a Bank and an Eligible Assignee of all or part of that Bank’s interest hereunder.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bank” means the Persons identified as “Banks” and listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party hereto pursuant to Section 13.9.

“Bank Insolvency Event” means that (a) a Bank or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Bank or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Bank or its Parent Company, or such Bank or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Banking Day” means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in California or New York.

“Base Rate”, for any day, means the highest of (i) the rate of interest in effect on such day as publicly announced by Citibank from time to time as its base commercial lending rate (such base rate is not intended to be the lowest rate of interest charged by Citibank) (the “Prime Rate”), (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (iii) the British Bankers Association Interest Settlement Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on the Bloomberg BBAM Screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars with a term equivalent to such Interest Period at approximately 11:00 a.m. London time on such day). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or One Month LIBOR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or One Month LIBOR, respectively.

“Base Rate Advance” means an Advance made hereunder that bears interest as set forth in Section 3.1(b) and designated as a Base Rate Advance in accordance with Article 2.

“Borrower” means the Company and any Borrowing Subsidiary; “Borrowers” means the Company and each other Borrower, collectively.

“Borrowing Subsidiary” means any Eligible Subsidiary that has executed an Agreement to Participate pursuant to Section 12.1.

“Borrowing Subsidiary Obligations” has the meaning set forth in Section 11.1.

“Calculation Date” means, in respect of a EURIBOR Rate Advance, (a) the date falling two Banking Days (or such other period as is customary in the relevant foreign exchange market for delivery on the date of the relevant Advance) prior to the date of each Advance, (b) the date falling two Banking Days (or such other period as is customary in the relevant foreign exchange market for delivery on the date of the relevant conversion or continuation of a Loan) prior to the date of conversion or continuation of any Advance pursuant to Section 2.5, or (c) such additional dates as the Administrative Agent or the Majority Banks shall specify or as any Borrower may reasonably request, in which case the Administrative Agent’s specification shall prevail.

“Capital Lease” means, as to any Person, a lease of any Property by that Person as lessee that is, or should be recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles.

“Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with Generally Accepted Accounting Principles, except for amounts held by, or on deposit with, another Person as cash collateral or other security.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each Issuing Bank (and “Cash Collateralization” has a corresponding meaning).

“Certificate of a Senior Officer” means a certificate signed by a Senior Officer of the Person providing the certificate.

“Citibank” has the meaning set forth in the introductory paragraph.

“Closing Date” means the time and Banking Day on which the conditions set forth in Section 8.1 are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Commitment” means the aggregate commitment of the Banks (i) to make Advances pursuant to Section 2.1(a) in an aggregate principal amount up to the Dollar Equivalent of $2,500,000,000 and (ii) to purchase an undivided interest in any Letters of Credit issued pursuant to Section 2.6(a), as such Commitment may be reduced in accordance with Section 2.4 or increased in accordance with Section 2.8. The respective Pro Rata Shares of the Banks on the Closing Date with respect to the Commitments are set forth in Schedule 2.1.

“Company” has the meaning set forth in the introductory paragraph.

“Compliance Certificate” means a certificate in the form of Exhibit C, properly completed and signed by a Senior Officer of the Company.

“Communications” has the meaning set forth in Section 13.7(d)(ii).

“Consolidated Capitalization” means, as of any date of determination, the aggregate of the Consolidated Net Worth and Consolidated Total Debt of the Company and its Consolidated Subsidiaries on that date.

“Consolidated Net Worth” means, as of any date of determination, the Shareholders’ Equity of the Company and its Consolidated Subsidiaries on that date as set forth or reflected on the consolidated balance sheet of the Company and its Subsidiaries.

“Consolidated Subsidiary” means, as of any date of determination and with respect to any Person, any Subsidiary of that Person whose financial data is, in accordance with Generally Accepted Accounting Principles, reflected in that Person’s consolidated financial statements.

“Consolidated Total Debt” means, as of any date of determination, the aggregate amount of all Indebtedness, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles, of the Company and its Consolidated Subsidiaries on that date.

“Consolidated Total Debt to Capitalization Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt to (b) Consolidated Capitalization.

“Contractual Obligation” means, as to any Person, any provision of any outstanding Securities issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.5.

“Current ERISA Affiliate”, as applied to any Person, means (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“Daily Margin” means, for any date of determination, for the designated Level and the Type of Advance, the following interest rates per annum:

	Daily Margin
	TYPE OF ADVANCE
	Base Rate Advance	EURO Rate Advance
Level 1	0.000%	0.690%
Level 2	0.000%	0.805%
Level 3	0.000%	0.900%
Level 4	0.000%	1.000%
Level 5	0.225%	1.225%
Level 6	0.425%	1.425%

For purposes of this definition, (a) if any change in the rating established by S&P or Moody’s with respect to Long-Term Debt shall result in a change in the Level, the change in the Daily Margin shall be effective as of the date on which such rating change is publicly announced, and (b) if the ratings established by both of S&P and Moody’s with respect to Long-Term Debt are unavailable for any reason for any day, then the applicable level for such day shall be deemed to be Level 6 (or, if the Majority Banks consent in writing, such other Level as may be reasonably determined by the Majority Banks from a rating with respect to Long-Term Debt for such day established by another rating agency reasonably acceptable to the Majority Banks).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Default” means any Event of Default or any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

“Default Rate” means the interest rate described in Section 3.9.

“Defaulting Bank” means at any time, subject to Section 2.10(c), (i) any Bank that has failed for two or more Banking Days to comply with its obligations under this Agreement to make an Advance, make a payment to an Issuing Bank in respect of drawing under a Letter of Credit, or make any other payment due hereunder (each, a “funding obligation”), unless such Bank has notified the Administrative Agent and the Company in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Bank that has notified the Administrative Agent, the Company or an Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Bank’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Bank that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Administrative Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Bank that has, for two or more Banking Days after written request of the Administrative Agent or the Company, failed to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Bank will cease to be a Defaulting Bank solely pursuant to this clause (iv) upon the Administrative Agent’s and the Company’s receipt of such written confirmation), or (v) any Bank with respect to which a Bank Insolvency Event has occurred and is continuing with respect to such Bank or its Parent Company; provided that a Bank Insolvency Event shall not be deemed to occur with respect to a Bank or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Bank or Parent Company by a Governmental Agency or instrumentality thereof where such action does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Agency or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank . Any determination by the Administrative Agent that a Bank is a Defaulting Bank under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Bank (subject to Section 2.10(c)) upon notification of such determination by the Administrative Agent to the Company, the Issuing Banks, and the Banks.

“Designated Deposit Account” means a deposit account designated by a Borrower in its Request for Loan submitted with respect to each Loan.

“Dollar Equivalent” means, as of any date of determination (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the amount of Dollars that would be required to purchase the amount of the Alternative Currency based on the spot rate for the purchase by Citibank of the Alternative Currency through its foreign exchange trading office prior to 11:00 A.M. (London time) on such date.

“Dollar Loan” means any Loan denominated in Dollars.

“Dollars” or “$” means United States Dollars.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.9(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.9(b)(iii)).

“Eligible Subsidiary” means any of the wholly-owned Subsidiaries of the Company.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or was at any time, maintained or contributed to by the Company or with respect to any such plan that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, any of its ERISA Affiliates.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastrict Treaty of 1992 and the Amsterdam Treaty of 1998, as amended from time to time.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the “euro” or otherwise).

“Environmental Laws” means all plans, policies or decrees binding on the Company and its Subsidiaries in accordance with applicable statutes, ordinances, orders, rules or regulations and all statutes, ordinances, orders, rules or regulations and the like, in each case, relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the release or threatened release of hazardous materials, (ii) the generation, use, storage, transportation or disposal of hazardous materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Company or any of its Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation which is, or was at any time, a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is, or was at any time, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is, or was at any time, a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time, a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC, or the penalty for failure to provide such notice, has been waived by regulation or by PBGC technical update); (ii) the failure to meet the minimum funding standard of Sections 412 and 430 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability therefor pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate under Section 4042 of ERISA any Pension Plan, or the occurrence of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by the Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the imposition on the Company or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409 or 502(c), (i) or (l) or 4071 of ERISA in respect of any Pension Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against the Company or any of its ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the conditions for imposition of a Lien under Section 303(k) of ERISA shall have been met with respect to any Pension Plan.

“EURIBOR Rate” means, for any Interest Period for each EURIBOR Rate Advance, an interest rate per annum equal to (i) the offered quotation which appears on the page of the Bloomberg Screen which displays an average rate of the Banking Federation of the EMU for the Euro for such period at or about 10:00 a.m. (London time) two Eurocurrency Banking Days before the first day of such Interest Period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the EMU as the Administrative Agent, after consultation with the Banks and the Company, shall reasonably select or (ii) if no quotation for the Euro for the relevant period is displayed and the Administrative Agent has not selected an alternative service on which a quotation is displayed, the average (rounded upwards to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Euros are offered by each of the Reference Banks to leading banks in the European interbank market at or about 10:00 a.m. (London time) two Eurocurrency Banking Days before the first day of such Interest Period in an amount substantially equal to the respective Reference Bank’s EURIBOR Rate Advance and for a period equal to such Interest Period. For any Interest Period with respect to any EURIBOR Rate Advance and advanced by a Bank required to comply with the relevant requirements of the United Kingdom or any Participating Member State, “EURIBOR Rate” means the sum of (i) the rate determined in accordance with the preceding sentence of this definition and (ii) the Mandatory Cost Rate for such Interest Period.

“EURIBOR Rate Advance” means an Advance in Euros which bears interest at a rate per annum determined on the basis of the EURIBOR Rate. All EURIBOR Rate Advances shall be denominated in Euros.

“Euro” and “€” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“EURO Rate Advance” means, as the context may require, a Eurodollar Rate Advance or a EURIBOR Rate Advance.

“Eurocurrency Banking Day” means (a) if such day relates to any Eurodollar Rate Advance, any Banking Day on which dealings in Dollar deposits are conducted by and among banks in the London interbank offer market for Dollar deposits or (b) if such day relates to any EURIBOR Rate Advance, a TARGET Day.

“Eurocurrency Lending Office” means, as to each Bank, its office or branch so designated by written notice to the Company and the Administrative Agent as its Eurocurrency Lending Office. If no Eurocurrency Lending Office is designated by a Bank, its Eurocurrency Lending Office shall be its office at its address for purposes of notices hereunder.

“Eurocurrency Market” means, with respect to any EURO Rate Advance, the London interbank offer market for Dollar and Euro deposits.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance, an interest rate per annum equal to (i) the offered rate (if any) appearing on the Bloomberg BBAM Screen (or any successor thereto) which displays British Bankers’ Association Interest Settlement Rates for deposits of Dollars for a period equal to the Interest

Period relating to that Advance at or about 11:00 a.m. (London time) two Eurocurrency Banking Days before the first day of such Interest Period with respect to each Eurodollar Rate Advance, or (ii) if the Administrative Agent is unable to access the Bloomberg BBAM Screen (or any successor thereto) or if the relevant rate is not displayed, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which each of the Reference Banks was offering to leading banks in the London interbank market deposits in Dollars of an equivalent amount and for such Interest Period at or about 11:00 a.m. (London time) two Eurocurrency Banking Days before the first day of such Interest Period with respect to each Eurodollar Rate Advance.

“Eurodollar Rate Advance” means an Advance that bears interest based on the Eurodollar Rate. All Eurodollar Rate Advances shall be denominated in Dollars.

“Event of Default” shall have the meaning provided in Section 9.1.

“Extending Bank” has the meaning set forth in Section 2.9(e).

“Extension Date” has the meaning set forth in Section 2.9(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Banking Day next succeeding such day; provided that (i) if such day is not a Banking Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Banking Day as so published on the next succeeding Banking Day, and (ii) if no such rate is so published on such next succeeding Banking Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Bank, on such day on such transactions as determined by the Administrative Agent.

“Fiscal Quarter” means the fiscal quarter of the Company consisting of a three month fiscal period ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of the Company consisting of a twelve month fiscal period ending on each December 31.

“Foreign Bank” has the meaning set forth in Section 13.27(a)(i).

“Fronting Exposure” means, at any time there is a Defaulting Bank with respect to any Issuing Bank, such Defaulting Bank’s Pro Rata Share of the LC Obligations with respect to Letters of Credit issued by such Issuing Bank, other than LC Obligations as to which such

Defaulting Bank’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Generally Accepted Accounting Principles” means generally accepted accounting principles in the United States of America. The term “Generally Accepted Accounting Principles” shall be read in each instance as if the words “consistently applied” followed immediately thereafter, meaning that the accounting principles applied are consistent in all material respects (except for changes concurred in by the Company’s independent public accountants) to those applied at prior dates or for prior periods.

“Governmental Agency” means (a) any foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other nongovernmental authority to whose jurisdiction that Person has consented.

“Guaranty” has the meaning set forth in Section 11.1.

“Hostile Acquisition” means the acquisition of over 50% of the capital stock or other equity interests of a Person (the “Target”) through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors or shareholders of the Target or by similar action if the Target is not a corporation and as to which such approval has not been withdrawn.

“Increase Date” has the meaning set forth in Section 2.8(c).

“Increased Commitments” has the meaning set forth in Section 2.8(a).

“Indebtedness” means, as to any Person, (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under Capital Leases which is properly recorded as a liability on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles, (c) to the extent of the outstanding Indebtedness thereunder, any obligation of such Person that is evidenced by a promissory note or other similar instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable in the ordinary course of business), (e) any obligation of such Person of the nature described in clauses (a), (b), (c) or (d) above that is secured by a Lien on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the lesser of the face amount of the obligation or the fair market value of the assets so subject to the Lien, (f) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) any obligation of such Person to reimburse the issuer of any letter of credit issued for the account of such Person upon which and only to the extent a draw has been made and (h) in the case of the Company, the net obligations of the Company under Swap Agreements. Notwithstanding the provisions listed above, Indebtedness shall not include any intercompany loans made by the Company to a Subsidiary or by any Subsidiary to another Subsidiary or by any Subsidiary to the Company. As of any date of determination, the amount of the Company’s Indebtedness with respect to (1) Swap Agreements shall be equal to the net marked-to-market value (if negative) for the Company for all such Swap Agreements taken as a whole and (2) obligations under clause (d) shall be the stated balance sheet amount of such obligations, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles, of the Company and its Consolidated Subsidiaries on that date.

“Indemnitees” has the meaning set forth in Section 13.12.

“Interest Period” means, as to each EURO Rate Advance, the period commencing on the date specified by the Borrower of such Advance pursuant to Section 2.1(b) and ending 1, 2, 3 or 6 months thereafter, as specified by the applicable Borrower in the applicable Request for Loan; provided that:

(a) The first day of any Interest Period shall be a Eurocurrency Banking Day;

(b) Any Interest Period that would otherwise end on a day that is not a Eurocurrency Banking Day shall be extended to the next succeeding Eurocurrency Banking Day unless such Eurocurrency Banking Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurocurrency Banking Day; and

(c) No Interest Period shall extend beyond the final Maturity Date.

“Issue” means the issuance or extension of, or amendment to, any Letter of Credit.

“Issuing Bank” means Citibank and any other Bank acceptable to the Company and the Administrative Agent that agrees in writing to perform the duties of an Issuing Bank under this Agreement.

“JPMCB” has the meaning set forth in the introductory paragraph.

“Laws” means, collectively, all foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or controlling precedents of any Governmental Agency.

“LC Issuance Fee” means a fee payable to the applicable Issuing Bank as provided in Section 3.4.

“LC Obligations” means, as of any date, the aggregate Available Amount of outstanding Letters of Credit and Advances made by an Issuing Bank in accordance with Section 2.6 that have not been funded by the Banks and, in the case of any Letters of Credit denominated in Euro, shall be the Alternate Currency Equivalent in Dollars of such amount, determined as of the third Banking Day prior to such date.

“LC Reimbursement Fee” means a fee payable to the Administrative Agent, for the pro rata benefit of the Banks, as provided in Section 3.5.

“Letters of Credit” means any letters of credit issued by an Issuing Bank pursuant to Section 2.6(a), either as originally executed or as the same may from time to time be supplemented, modified, reviewed, extended or supplanted.

“Level” means Level 1, Level 2, Level 3, Level 4, Level 5 or Level 6, as the case may be, provided, however that if, as of any date of determination, (a) there is a one Level difference between (x) the Level that would be applicable if such Level were determined solely by reference to the rating assigned by S&P (the “Hypothetical S&P Level”) and (y) the Level that would be applicable if such Level were determined solely by reference to the rating assigned by Moody’s (the “Hypothetical Moody’s Level”) then the “Level” for such date shall be deemed to be the higher of the Hypothetical S&P Level and the Hypothetical Moody’s Level and (b) there is a two Level or more difference between the Hypothetical S&P Level and the Hypothetical Moody’s Level, then the “Level” for such date shall be deemed to be the middle Level between the Hypothetical S&P Level and the Hypothetical Moody’s Level, and if such middle Level does not exist, then the “Level” for such date shall be deemed to be the lower of the middle two Levels between the Hypothetical S&P Level and the Hypothetical Moody’s Level (for these purposes Level 1 being higher than Level 2, etc.).

“Level 1” means that, as of any date of determination, the Long-Term Debt carries either of the following ratings:

“A+” or higher from S&P

“A1” or higher from Moody’s.

“Level 2” means that, as of any date of determination, the criteria of Level 1 are not satisfied and the Long-Term Debt carries either of the following ratings:

“A” from S&P

“A2” from Moody’s.

“Level 3” means that, as of any date of determination, the criteria of neither Level 1 nor Level 2 are satisfied and the Long-Term Debt carries either of the following ratings:

“A-” from S&P

“A3” from Moody’s.

“Level 4” means that, as of any date of determination, the criteria of none of Level 1, Level 2 or Level 3 are satisfied and the Long-Term Debt carries either of the following ratings:

“BBB+” from S&P

“Baa1” from Moody’s.

“Level 5” means that, as of any date of determination, the criteria of none of Level 1, Level 2, Level 3 or Level 4 are satisfied and the Long-Term Debt carries either of the following ratings:

“BBB” from S&P

“Baa2” from Moody’s.

“Level 6” means that, as of any date of determination, the criteria of none of Level 1, Level 2, Level 3, Level 4 or Level 5 are satisfied.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

“Loan” means any group of Advances made at any one time by the Banks pursuant to Article 2.

“Loan Documents” means, collectively, this Agreement, the Notes, any Request for Loan, any Agreement to Participate, any Letter of Credit, and any Request for Letter of Credit, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Long-Term Debt” means senior, unsecured, long-term-debt securities of the Company.

“Majority Banks” means, as of any date of determination, Banks to which more than 50% of the aggregate Total Outstandings is owed or, if Total Outstandings at such time are zero, Banks whose aggregate Pro Rata Shares are greater than 50% of the Commitment then in effect; provided that if any Bank shall be a Defaulting Bank at such time, there shall be excluded from the determination of Majority Banks at such time the Total Outstandings owed to such Defaulting Bank at such time or, if the Total Outstandings at such time are zero, the Commitments of such Bank at such time, as applicable. For purposes of this definition, Total Outstandings in respect of the then undrawn portion of outstanding Letters of Credit and unreimbursed drawings under Letters of Credit shall be deemed to be owing to each Bank ratably in accordance with their respective Pro Rata Shares.

“Mandatory Cost Rate” means, with respect to any period, a rate per annum determined in accordance with Schedule 1.1.

“Material Adverse Effect” means a circumstance or set of circumstances or events affecting the business, financial condition or operations of the Company and its Subsidiaries, taken as a whole, that have a material adverse effect, individually or in the aggregate, upon the ability (i) of the Company and its Subsidiaries, taken as a whole, to perform under the Loan Documents or (ii) of the Banks to enforce, the Obligations under the Loan Documents.

“Maturity Date” means December 2, 2016, subject to the extension thereof pursuant to Section 2.9; provided, however that the Maturity Date for any Bank that is a Non-Extending Bank to any requested extension pursuant to Section 2.9 shall be the Maturity Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is contributing, or within the preceding six (6) years has contributed, or to which the Company or any of its ERISA Affiliates has, or within the preceding six (6) years has had, an obligation to contribute.

“Non-Defaulting Bank” means, at any time, a Bank that is not a Defaulting Bank or a Potential Defaulting Bank.

“Non Extending Bank” has the meaning set forth in Section 2.9(b).

“Notes” means any of the promissory notes made by the Borrowers in favor of a Bank in accordance with Section 2.1(e) to evidence revolving Advances made by that Bank under the Commitment, substantially in the form of Exhibit B, as originally executed or as the same may from time to time be supplemented, modified, amended, renewed or extended.

“Notice Date” has the meaning set forth in Section 2.9(b).

“Notice of Conversion/Continuation” has the meaning specified in Section 2.5(a).

“Obligations” means all present and future monetary obligations of every kind or nature of the Borrowers at any time and from time to time owed to the Arrangers, the Administrative Agent, the Syndication Agent, any Issuing Bank or the Banks or any one or more of them under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against the Company or any Subsidiary of the Company.

“Original Currency” has the meaning set forth in Section 13.26(a).

“Other Currency” has the meaning set forth in Section 13.26(a).

“Other Taxes” has the meaning set forth in Section 3.12(d)(ii).

“Parent Company” means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank, or if such Bank does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“Pension Plan” means any Employee Benefit Plan other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA.

“Permitted Encumbrances” means:

(a) inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by Generally Accepted Accounting Principles shall have been made therefor;

(b) Liens for taxes and assessments on real property which are not yet past due, or Liens for taxes and assessments on real property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of non-payment of the obligations secured by such Liens, no such material real property is subject to a material risk of loss or forfeiture;

(c) easements, exceptions, reservations, or other agreements granted or entered into for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;

(d) rights reserved to or vested in any Governmental Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, the use of any real property;

(e) rights reserved to or vested in any Governmental Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

(f) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;

(g) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by Generally Accepted Accounting Principles shall have been made therefor;

(h) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(i) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the Company or a Subsidiary is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16 2/3% of the annual fixed rentals payable under such lease;

(j) Liens consisting of deposits of Property to secure statutory obligations of the Company or a Subsidiary of the Company in the ordinary course of its business;

(k) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Company or a Subsidiary of the Company is a party in the ordinary course of its business;

(l) purchase money Liens or purchase money security interests upon or in any property acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(m) Liens on an asset to secure all or any part of the cost of development or construction of such asset or improvements thereon and which shall be released or satisfied within 120 days after completion of such development or construction;

(n) Liens on an asset created in connection with the acquisition, construction or development of additions, extensions or improvements to such asset which shall be financed by obligations described in Sections 142, 144(a) or 144(c) of the Code, as amended, or by obligations entitled to substantially similar tax benefits under other legislation or regulations in effect from time to time;

(o) Liens on property subject to escrow or similar arrangements established in connection with litigation settlements;

(p) Liens on an asset required in connection with any program, law, statute or regulation of any state or local authority which provides financial or tax benefits not available without such Lien, provided that substantially all of the obligations secured by such Lien are obligations that are in lieu of, or reduce, a property tax or other payment obligation that itself would have been secured by a Lien permitted hereunder; and

(q) Liens on Property securing any intercompany loans made by the Company to a Subsidiary or by any Subsidiary to another Subsidiary.

“Person” means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, tribe, firm, joint venture, Governmental Agency, or otherwise.

“Platform” has the meaning set forth in Section 13.7(d)(i).

“Potential Defaulting Bank” means, at any time, (i) any Bank with respect to which an event of the kind referred to in the definition of “Bank Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Bank, (ii) any Bank that has notified, or whose Parent Company or a financial institution affiliate thereof has notified, the Administrative Agent, the Company or the Issuing Banks in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, unless such writing or statement states that such position is based on such Bank’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or (iii) any Bank that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by the Administrative Agent that a Bank is a Potential Defaulting Bank under any of clauses (i) through (iii) above will be conclusive and binding absent manifest error, and such Bank will be deemed a Potential Defaulting Bank (subject to Section 2.10(c)) upon notification of such determination by the Administrative Agent to the Company, the Issuing Banks and the Banks.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Pro Rata Share” means, with respect to each Bank, with respect to the Commitment, and any Loan made under any portion of the Commitment, the percentage set forth opposite the name of that Bank and that portion of the Commitment on Schedule 2.1 as modified from time to time. The Pro Rata Share of each Bank shall be deemed to have been modified at each time the Commitments of the Banks are modified in accordance with Section 2.8, 2.9, 2.10 or 13.9.

“Reference Banks” means Citibank and JPMCB.

“Register” has the meaning set forth in Section 13.9(g).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Regulation U” means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Request for Letter of Credit” means a written request for a Letter of Credit substantially in the form of Exhibit D, together with the standard form of application for letter of credit used by the applicable Issuing Bank, signed by a Senior Officer of the applicable Borrower and properly completed to provide all information required to be provided therein.

“Request for Loan” means a written request for a Loan substantially in the form of Exhibit E, signed by a Senior Officer of the applicable Borrower and properly completed to provide all information required to be included therein.

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“S&P” means Standard & Poor’s Ratings Group, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“Securities” means any capital stock, share, voting trust certificate, bond, debenture, note or other evidence of indebtedness, limited partnership interest, or any warrant, option or other right to purchase or acquire any of the foregoing.

“Senior Officer” means the (a) chief executive officer, (b) chief operating officer, (c) chief financial officer, (d) chief accounting officer, (e) corporate controller, (f) treasurer, (g) assistant treasurer, (h) any senior vice president, or (i) any executive vice president, in each case whatever the title nomenclature may be, of the Person designated.

“Shareholders’ Equity” means, as of any date of determination, shareholders’ equity as of that date determined in accordance with Generally Accepted Accounting Principles; provided that there shall be excluded from Shareholders’ Equity any amount attributable to capital stock that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof at a specified date or upon the occurrence of specified events or at the election of the holder thereof.

“Significant Subsidiary” has the meaning set forth in Section 4.4.

“Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company, partnership or joint venture, whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities or other ownership interests having ordinary voting power for the election of directors or other governing body (other than securities or other ownership interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership or joint venture, of which such Person or a Subsidiary of such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries, excluding any partnership or joint venture over which the Person or Subsidiary of such Person does not exercise actual control.

“Swap Agreement” means a written agreement between the Company and one or more financial institutions providing for “swap”, “collar” or other interest rate protection (other than “caps”) with respect to any Indebtedness.

“Syndication Agent” means JPMCB, when acting in its capacity as the syndication agent under any of the Loan Documents.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is operating.

“Taxes” has the meaning set forth in Section 3.12(d)(i).

“Total Outstandings” means, as of any date of determination, the sum on that date of (a) the aggregate Dollar Equivalent of the outstanding principal amount of the Advances, plus (b) the aggregate then undrawn portion of Letters of Credit which are issued and outstanding, plus (c) the aggregate unreimbursed drawings under Letters of Credit.

“Type” when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is a Base Rate Advance or a EURO Rate Advance.

“Unused Portion” means the Commitment, less Total Outstandings as to the Commitment.

1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

1.3 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with Generally Accepted Accounting Principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the audited consolidated financial statements of the Company and its Consolidated Subsidiaries most recently delivered to the Banks; provided, that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article 6 to eliminate the effect of any change in Generally Accepted Accounting Principles on the operation of such covenant (or if the Administrative Agent notifies the Company that the Majority Banks wish to amend Article 6 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of Generally Accepted Accounting Principles in effect immediately before the relevant change in Generally Accepted Accounting Principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Majority Banks.

1.4 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.6 References to “the Company and its Subsidiaries”. Any reference herein to “the Company and its Subsidiaries” or the like shall refer solely to the Company during such times, if any, as the Company shall have no Subsidiaries.

1.7 Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.

1.8 Exchange Rates; Alternative Currency Equivalents. On each Calculation Date, the Administrative Agent shall determine the exchange rate as of such Calculation Date to be used for calculating relevant Dollar Equivalent and Alternative Currency Equivalent amounts. The exchange rates so determined shall become effective on such Calculation Date and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current exchange rate) be the exchange rates employed in converting any amounts between the applicable currencies. Wherever in this Agreement in connection with an Advance, conversion or continuation of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Advance or Loan is denominated in the Alternative Currency, such amount shall be the Alternative Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of the Alternative Currency), as determined by the Administrative Agent.

ARTICLE 2

LOANS AND LETTERS OF CREDIT

2.1 Advances - General.

(a) Subject to the terms and conditions set forth in this Agreement, each Bank shall, at any time and from time to time from the Closing Date through the Maturity Date applicable to such Bank, according to its Pro Rata Share of the Commitment, make Advances to the Borrowers under the Commitment in such amounts in Dollars or in the Alternative Currency as the Borrowers may request that do not exceed in the aggregate at any one time outstanding the amount of that Bank’s Pro Rata Share of the Commitment; provided that, giving effect to the Loan of which such Advance is a part, (i) the Total Outstandings shall not exceed the Commitment and (ii) the sum of all Advances then outstanding plus the face amount of all Letters of Credit then outstanding plus the sum of all unreimbursed drawings under Letters of Credit shall not exceed the Commitment. Subject to the limitations set forth herein, the Borrowers may borrow and repay under the Commitment without premium or penalty.

(b) Subject to the next sentence, each Loan under this Section 2.1 shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan, (ii) type of Loan, (iii) amount of such Loan and (iv) Interest Period for such Loan. Unless the Administrative Agent has notified, in its sole and absolute discretion, the Borrowers to the contrary, a Loan may be requested by telephone by a Senior Officer of the applicable Borrower, in which case such Borrower shall promptly confirm such request by transmitting a telecopy of, or at the Administrative Agent’s request by mailing, a Request for Loan executed by a Senior Officer of such Borrower conforming to the preceding sentence to the Administrative Agent.

(c) Promptly following receipt of a Request for Loan (or the receipt of a substitute request permitted under the second sentence of Section 2.1(b)), the Administrative Agent shall notify each Bank by telephone (so long as such notice by telephone is promptly followed by a notice in writing) or telecopier (the method of notice shall be at the Administrative Agent’s option) of the date and type of the Loan, the applicable Interest Period and the amount of that Bank’s Pro Rata Share of the Loan. Not later than 2:00 p.m., New York time, on the date specified for any Loan subject to the provisions of Sections 2.2 and 2.3, each Bank shall make its Pro Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent’s Office. Upon fulfillment of the applicable conditions set forth in Article 8 and subject to the provisions of Sections 2.2 and 2.3, all Advances shall be credited in immediately available funds to the Designated Deposit Account.

(d) Each Loan under the Commitment shall be in a minimum amount of $2,000,000 (or €2,000,000, if the applicable borrowing is in Euros) and multiples of $1,000,000 or €1,000,000, as applicable, in excess of that amount.

(e) If so requested by any Bank by written notice to the Company (with a copy to the Administrative Agent) at least two Banking Days prior to the Closing Date or at any time thereafter, each Borrower shall execute and deliver to such Bank (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Bank pursuant to Section 13.9) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Company’s receipt of such notice) a promissory note or promissory notes to evidence such Bank’s Advances under its Pro Rata Share of the Commitment, substantially in the form of Exhibit B.

(f) A Request for Loan shall be irrevocable upon the Administrative Agent’s first notification thereof.

2.2 Base Rate Advances. Each request by a Borrower for a Base Rate Advance shall be made pursuant to a Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 12:00 noon, New York time, on the date of a proposed Base Rate Advance. All Advances denominated in Dollars shall constitute Base Rate Advances unless properly designated as Eurodollar Rate Advances pursuant to Section 2.3.

2.3 EURO Rate Advances.

(a) Each request by a Borrower for a Eurodollar Rate Advance shall be made pursuant to a Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 1:00 p.m., New York time, at least three (3) Eurocurrency Banking Days before the first day of the applicable Interest Period. Each request by a Borrower for a EURIBOR Rate Advance shall be made pursuant to a Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 9:30 a.m., London time, at least three (3) Eurocurrency Banking Days before the first day of the applicable Interest Period.

(b) On the second Eurocurrency Banking Day before the first day of the applicable Interest Period in the case of Eurodollar Rate Advances and EURIBOR Rate Advances, the Administrative Agent shall determine the applicable Eurodollar Rate or EURIBOR Rate, as the case may be (which determination shall be conclusive in the absence of manifest error), and prior to 1:00 p.m., New York time on that same day shall give notice of the same to the applicable Borrower and the Banks by telephone or telecopier (the method of notice shall be at the Administrative Agent’s option).

(c) Unless all of the Banks otherwise consent, no EURO Rate Advance may be requested during the continuance of an Event of Default.

(d) Prior to the submission of a Request for Loan with respect to a EURO Rate Advance, any Borrower may request the Administrative Agent to provide a non-binding estimate of the Eurodollar Rate or EURIBOR Rate that would then apply in the event such Borrower submitted a Request for Loan.

2.4 Voluntary Reduction of Commitment. (a) The Company shall have the right, at any time and from time to time, without penalty or charge, upon at least two (2) days’ prior written notice to the Administrative Agent, to voluntarily reduce, permanently and irrevocably, in a minimum amount of $5,000,000 and multiples of $1,000,000 in excess thereof, or to terminate, all or a portion of the then Unused Portion of the Commitment; provided that any such reduction or termination shall be accompanied by payment of all accrued and unpaid facility fees with respect to the portion of the Commitment being reduced or terminated. Any such notice of reduction may be conditioned upon the successful closing of a new financing and the Administrative Agent will promptly notify each Bank thereof and of such Bank’s portion of the Commitments being reduced.

(b) The Company shall have the right, at any time, upon at least three Banking Days’ notice to a Defaulting Bank (with a copy to the Administrative Agent), to terminate in whole such Defaulting Bank’s Commitment under this Section 2.4(b). The Borrowers will pay all principal of, and interest accrued to the date of such payment on, Advances owing to such Defaulting Bank and pay any accrued commitment fee payable to such Defaulting Bank pursuant to Section 3.2 and all other amounts payable to such Defaulting Bank hereunder (including but not limited to any increased costs, additional interest or other amounts owing under Sections 3.7 and 3.8 and any indemnification for taxes under Section 3.12) and upon such payments, the obligations of such Defaulting Bank hereunder shall, by the provisions hereof, be released and discharged; provided, however, that (i) such Defaulting Bank’s rights under Sections 3.7 and 3.8 shall survive such release and discharge as to matters occurring prior to such date and (ii) no claim that the Borrowers may have against such Defaulting Bank arising out of such Defaulting Bank’s default hereunder shall be released or impaired in any way. The aggregate amount of the Commitments of the Banks once reduced pursuant this Section 2.4(b) may not be reinstated; provided, however, that if pursuant to this Section 2.4(b), the Borrowers shall pay to a Defaulting Bank any principal of, or interest accrued on, the Advances owing to such Defaulting Bank, then the Borrowers shall either (x) confirm to the Administrative Agent that the conditions set forth in Section 8.2(a) are met on and as of such date of payment or (y) pay or cause to be paid a ratable payment of principal and interest to all Banks who are not Defaulting Banks.

2.5 Voluntary Conversion or Continuation of Advances.

(a) Each Borrower may on any Banking Day upon notice given to the Administrative Agent not later than 12:00 noon (New York City time) on the third Eurocurrency Banking Day prior to the date of the proposed Conversion or continuance (a “Notice of Conversion/Continuation”) and subject to the provisions of Section 2.3, (1) Convert all or any portion of Advances of one Type into Advances made to such Borrower of another Type and (2) upon the expiration of any Interest Period applicable to Advances which are EURO Rate Advances, continue all (or, subject to Section 2.3, any portion of) such Advances as EURO Rate Advances and the succeeding Interest Period(s) of such continued Advances shall commence on the last day of the Interest Period of the Advances to be continued; provided, however, that any Conversion of any EURO Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such EURO Rate Advances. Each such Notice of Conversion/Continuation shall, within the restrictions specified above, specify (i) the date of such continuation or Conversion, (ii) the Advances (or, subject to Section 2.3, any portion thereof) to be continued or Converted, (iii) if such continuation is of, or such Conversion is into, EURO Rate Advances, whether such EURO Rate Advance is a Eurodollar Advance or a EURIBOR Rate Advance and the duration of the Interest Period of each such Advance, and (iv) in the case of a continuation of or a Conversion into a EURO Rate Advance, that no Event of Default has occurred and is continuing. Each Conversion or continuation shall be in a minimum amount of $2,000,000 or €2,000,000, as applicable, and multiples of $1,000,000 or €1,000,000, as applicable.

(b) If upon the expiration of the then existing Interest Period applicable to any Advance which is a EURO Rate Advance, the Borrower thereof shall not have delivered a Notice of Conversion/Continuation in accordance with this Section 2.5, then such Advance if it is an Advance of Dollars shall upon such expiration automatically be continued as a Eurodollar Rate Advance with an Interest Period of one month; provided, however, that in the case of a failure to timely request a continuation of Advances denominated in the Alternative Currency, such Advances shall be continued as EURIBOR Rate Advances in the Alternative Currency with an Interest Period of one month. No Eurodollar Rate Advance may be converted into or continued as a EURIBOR Rate Advance, but instead must be prepaid in Dollars and reborrowed in the Alternative Currency, and no EURIBOR Rate Advance may be converted into or continued as a

Eurodollar Rate Advance, but instead must be prepaid in the Alternative Currency and reborrowed in Dollars.

(c) After the occurrence of and during the continuation of an Event of Default, the Borrowers may not elect to have an Advance be made or continued as, or Converted into, a EURO Rate Advance after the expiration of any Interest Period then in effect for that Advance.

2.6 Letters of Credit.

(a) Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the date that is thirty (30) days before the Maturity Date of the applicable Issuing Bank, each Issuing Bank shall issue such Letters of Credit denominated in Dollars as a Borrower may request by delivering a Request for Letter of Credit to such Issuing Bank and to the Administrative Agent; provided that, giving effect to such Letter of Credit, (i) the aggregate effective face amounts of all outstanding Letters of Credit will not exceed $300,000,000, (ii) the sum of all Advances then outstanding plus the face amount of all Letters of Credit then outstanding plus the sum of all unreimbursed drawings under Letters of Credit shall not exceed the Commitment, and (iii) Total Outstandings will not exceed the Commitment. Letters of Credit issued under the Commitment may be issued for terms up to five (5) years from the date of issuance but in no event shall the term of any such Letter of Credit extend beyond the Maturity Date applicable to the Issuing Bank of such Letter of Credit and no Letter of Credit may expire after the Maturity Date of any Non-Extending Bank if, after giving effect to such issuance, the aggregate Commitments and Advances of the Extending Banks (including any replacement Banks) for the period following such Maturity Date would be less than the face amounts of the Letters of Credit expiring after such Maturity Date. Each Letter of Credit shall be in a minimum amount of $500,000, unless otherwise consented to by the applicable Issuing Bank. The issuance of any Letter of Credit shall constitute usage of the Commitment. Subject to the limitations set forth herein, the Borrowers may request Letters of Credit, reimburse drawings under Letters of Credit and request further Letters of Credit without premium or penalty.

(b) No Issuing Bank shall Issue any Letter of Credit if it has received written notice from the Majority Banks, the Administrative Agent or the Company on or prior to the Banking Day prior to the requested date of issuance of such Letter of Credit, that one or more of the applicable conditions contained in Section 8.2 is not then satisfied. Each Issuing Bank is under no obligation to Issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Agency or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Agency with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of Letters of Credit generally or such Letter of Credit in particular; or

(ii) any requested Letter of Credit is not in form reasonably acceptable to such Issuing Bank, or the issuance of a Letter of Credit shall violate any generally applicable policies of such Issuing Bank.

(c) Each Request for Letter of Credit shall be submitted to any Issuing Bank and the Administrative Agent at least three (3) Banking Days prior to the date when the issuance of a Letter of Credit is requested. Upon issuance of a Letter of Credit, the applicable Issuing Bank shall promptly notify the Banks of the amount and terms thereof. Any Letter of Credit issued shall conform with the applicable Issuing Bank’s generally applicable policies regarding form and substance.

(d) Upon the issuance of a Letter of Credit, each Bank shall be deemed to have irrevocably purchased from the Issuing Bank of such Letter of Credit, without recourse to or warranty from such Issuing Bank, a pro rata undivided participation in the Letter of Credit, in an amount equal to that Bank’s Pro Rata Share. Without limiting the scope and nature of each Bank’s participation in any Letter of Credit, to the extent that any Issuing Bank has not been reimbursed by the applicable Borrower, in accordance with Section 2.6(e), for any payment made by such Issuing Bank under any Letter of Credit, each Bank shall reimburse such Issuing Bank promptly upon demand for the amount of such payment in accordance with its Pro Rata Share of the Commitment, as the case may be. The obligation of each Bank to so reimburse each Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit together with interest as hereinafter provided. The participation of the Bank in each Letter of Credit shall be automatically adjusted at each time the Pro Rata Shares are modified in accordance with Sections 2.8, 2.9, 2.10 or 13.9.

(e) After any drawing on a Letter of Credit, the applicable Issuing Bank shall notify the applicable Borrower and the Administrative Agent by telephone or telecopier of such drawing by 2:00 p.m., New York time, on the date such payment is to be made and such Borrower shall reimburse such Issuing Bank, in immediately available funds for any amount paid or to be paid by such Issuing Bank under such Letter of Credit by 4:00 p.m., New York time on the date of such notice.

(f) If the applicable Borrower fails to make the payment required by Section 2.6(e), the Administrative Agent shall notify the Banks by telephone (promptly followed in writing) or telecopier (the method of notification shall be at the Administrative Agent’s option) of the unreimbursed amount of such payment. Each Bank irrevocably and unconditionally agrees (irrespective of the occurrence of an Event of Default or any other circumstance) that it shall make available to the Administrative Agent (for the account of the applicable Issuing Bank) an amount equal to its respective participation in same day funds, at the Administrative Agent’s Office, not later than the close of business (New York time) on the date notified by the Administrative Agent. In the event that any Bank fails to make available to the Administrative Agent the amount of such Bank’s participation in such Letter of Credit as provided above, the applicable Issuing Bank (through the Administrative Agent) shall be entitled to recover such amount on demand from such Bank together with interest thereon, for each day from the date of such payment until the date such amount is paid to such Issuing Bank, at the rate per annum equal to the average overnight federal funds rate.

Any amount made available by a Bank to the Administrative Agent as such Bank’s participation in such Letter of Credit shall constitute a demand loan to the applicable Borrower bearing interest at a rate per annum equal to (i) from the date of any payment made by the applicable Issuing Bank through the date ten days after such payment, the Base Rate, and (ii) thereafter, the Base Rate plus 2%; provided, that if a Bank is prevented from making such demand loans by the provisions of the United States Bankruptcy Code or otherwise, the amount so paid to such Issuing Bank by such Bank shall constitute a funding and purchase by it of a participation in such Letter of Credit disbursement by such Issuing Bank and all obligations of the applicable Borrower with respect thereto, including interest thereon to the extent accruing from the date of such purchase. The Administrative Agent shall promptly pay to the applicable Issuing Bank all funds paid by the Banks to reimburse such Issuing Bank for the payment made by it under the Letter of Credit.

(g) The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated for the purposes of Article 8 the same as the issuance of a new Letter of Credit.

(h) Reserved.

(i) The obligation of the Borrowers to reimburse each Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit issued by it, and the obligations of the Banks under their respective participations under the Letters of Credit, shall be absolute, unconditional, and irrevocable and shall not be affected by any of the following circumstances:

(i) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(iii) the existence of any claim, setoff, defense, or other rights which any Borrower may have at any time against any Bank, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

(v) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(vi) any failure or delay in notice of shipments or arrival of any property;

(vii) any error in the transmission of any message relating to a Letter of Credit not caused by such Issuing Bank, or any delay or interruption in any such message;

(viii) any error, neglect or default of any correspondent of any Bank in connection with a Letter of Credit;

(ix) any consequence arising from acts of God, war, insurrection, disturbances, labor disputes, emergency conditions or other causes beyond the control of such Issuing Bank;

(x) so long as such Issuing Bank in good faith determines that the draft, contract or document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to such Issuing Bank in connection with a Letter of Credit; and

(xi) where such Issuing Bank has acted in good faith and without gross negligence or willful misconduct and observed general banking usage, any other circumstance whatsoever.

(j) each Issuing Bank shall be entitled to the protection accorded to the Administrative Agent pursuant to Section 10.3, mutatis mutandis.

(k) As between any Borrower and each Issuing Bank, such Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Bank shall be responsible: (1) for the validity, genuineness or legal effect of any document submitted by any party in connection with the issuance of or any drawing under the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, fraudulent or forged; (2) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (3) for errors in interpretation of technical terms; (4) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; provided that none of the events set forth in the foregoing clauses (1) through (4) shall have been caused by the gross negligence or willful misconduct of such Issuing Bank; and (5) for any consequences arising from causes beyond the control of such Issuing Bank. None of the above shall affect, impair, or prevent the vesting of any of such Issuing Bank’s rights or powers hereunder. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuing Bank under or in connection with the Letters of Credit, if taken or omitted in good faith, without gross negligence or willful misconduct, shall not put such Issuing Bank under any resulting liability to the Borrowers or the Banks.

(l) No Issuing Bank shall have any obligation whatsoever to make any factual or legal determinations as to the correctness of any demand or payment under any Letter of Credit strictly complying with the terms of such Letter of Credit before such Issuing Bank makes any payment under the Letter of Credit. The Borrowers and the Banks hereby waive (A) diligence, presentment, demand, protest or notice of any kind, (B) any requirement that the applicable Issuing Bank exhaust any right or remedy against the Borrowers, the Administrative Agent, any other participant in the credit, or any other Person, and (C) any claim or defense based on any time or other indulgence granted to any Borrower, the Administrative Agent or any other Person and any right of subrogation to any rights or remedies of such Issuing Bank in respect of any of the Letters of Credit or any defense that such Issuing Bank has impaired any such right of subrogation.

(m) In the event that any payment made by or on behalf of any Borrower pursuant to or in connection with any Letter of Credit is rescinded or must otherwise be restored or returned to such Borrower or other relevant party, as applicable, including as a result of any insolvency, bankruptcy or reorganization or similar proceedings in respect of such Borrower, the obligations of the Banks under this Section 2.6(m) in respect of such rescinded, restored or returned payment shall be reinstated in full and the Banks shall be liable to indemnify the applicable Issuing Bank hereunder as fully as if such payment had never been made. The provision of this Section 2.6(m) shall survive the payment of the obligations of the Borrowers under the Letters of Credit.

(n) All amounts to be paid to any Issuing Bank by the Banks under this Agreement shall be paid by the Banks to the Administrative Agent for the account of such Issuing Bank, without any set-off or counterclaim whatsoever and free and clear of and without deduction for or on account of any taxes, duties or other charges whatsoever, and without any liability therefor.

2.7 Administrative Agent’s Right to Assume Funds Available for Advances. Unless the Administrative Agent shall have been notified by any Bank no later than the time of the funding by the Administrative Agent of any Loan that such Bank does not intend to make available to the Administrative Agent such Bank’s Pro Rata Share of the total amount of such Loan, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If the Administrative Agent has made funds available to any Borrower based on such assumptions and such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Bank, which demand shall be made in a reasonably prompt manner. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify the applicable Borrower and such Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Bank interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the average overnight federal funds rate. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Pro Rata Share of the Commitment or to prejudice any rights that the Administrative Agent or any Borrower may have against any Bank as a result of any default by such Bank hereunder.

2.8 Increased Commitments; Additional Banks.

(a) On a single occasion during each year subsequent to the Closing Date, the Company may, upon at least thirty (30) days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Banks), propose to increase the amount of the Commitments in an aggregate minimum amount of $10,000,000 and an aggregate maximum amount not to exceed $500,000,000 (the amount of any such increase, the “Increased Commitments”); provided that the conditions set forth in Section 2.8(c) are satisfied. Each Bank party to this Agreement at such time shall have the right (but no obligation), for a period of fifteen (15) days following receipt of such notice, to elect by notice to the Company and the Administrative Agent to increase its Commitment by a principal amount which bears the same ratio to the Increased Commitments as its then Commitment bears to the aggregate Commitments then existing.

(b) If any Bank party to this Agreement shall not elect to increase its Commitment pursuant to subsection (a) of this Section, the Company may designate another bank or other banks (which may be, but need not be, one or more of the existing Banks, but which shall be an Eligible Assignee), which at the time agree to (i) in the case of any such Bank that is an existing Bank, increase its Commitment and (ii) in the case of any other such Bank (an “Additional Bank”), become a party to this Agreement, provided that the Commitment of each Additional Bank equals or exceeds $10,000,000. The sum of the increases in the Commitments of the existing Banks pursuant to this subsection (b) plus the Commitments of the Additional Banks shall not in the aggregate exceed the unsubscribed amount of the Increased Commitments.

(c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.8 shall become effective on the date (the “Increase Date”) on which the Administrative Agent receives an agreement in form and substance satisfactory to the Administrative Agent signed by the Company, by each Additional Bank and by each other Bank whose Commitment is to be increased, setting forth the new Commitments of such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with (x) a certificate dated as of the Increase Date (i) certifying and attaching the resolutions adopted by the Company approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article 4 are true and correct in all material respects (except that to the extent any representation or warranty is qualified by materiality, it shall be true and correct in all respects) on and as of the Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.8, the representations and warranties contained in Sections 4.5, 4.6 and 4.8 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.1, and (B) no Default exists, and (y) such opinions of counsel for the Company with respect to the Increased Commitments as the Administrative Agent may reasonably request.

2.9 Extension of Maturity Date.

(a) Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Banks in writing) not earlier than 60 days and not later than 45 days prior to any anniversary of the Closing Date (each, an “Extension Date”), request that each Bank extend such Bank’s Maturity Date for an additional one year from the Maturity Date applicable to such Bank, provided that the Company shall not request more than two extensions of the Maturity Date hereunder.

(b) Bank Elections to Extend. Each Bank, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 20 days prior to such Extension Date, advise the Administrative Agent whether or not such Bank agrees to such extension (and each Bank that determines not to so extend its Maturity Date (a “Non Extending Bank”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Bank that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non Extending Bank). The election of any Bank to agree to such extension shall not obligate any other Bank to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Bank’s determination under this Section no later than the date 15 days prior to the applicable Extension Date (or, if such date is not a Banking Day, on the next preceding Banking Day).

(d) Additional Commitment Banks. The Company shall have the right to replace each Non Extending Bank with, another bank or other banks (which may be, but need not be, one or more of the existing Banks, but which shall be an Eligible Assignee), which at the time agree to (i) in the case of any such Bank that is an existing Bank, increase its Commitment and (ii) in the case of any other such Bank, become a party to this Agreement (each, an “Additional Commitment Bank”) as provided in Section 13.9; provided that each of such Additional Commitment Banks shall enter into an Assignment Agreement pursuant to which such Additional Commitment Bank shall, effective as of the applicable Extension Date, undertake a Commitment (and, if any such Additional Commitment Bank is already a Bank, its Commitment shall be in addition to such Bank’s Commitment hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Banks that have agreed so to extend their Maturity Date (each, an “Extending Bank”) and the additional Commitments of the Additional Commitment Banks shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Extension Date, then, effective as of the Extension Date, the Maturity Date of each Extending Bank and of each Additional Commitment Bank shall be extended to the date falling one year after the Maturity Date then applicable to such Bank (except that, if such date is not a Banking Day, such Maturity Date as so extended shall be the next preceding Banking Day) and each Additional Commitment Bank shall thereupon become a “Bank” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent a certificate dated as of the Extension Date (i) certifying and attaching the resolutions adopted by the Company approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article 4 are true and correct in all material respects (except that to the extent any representation or warranty is qualified by materiality, it shall be true and correct in all respects) on and as of the Extension Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.9, the representations and warranties contained in Sections 4.5, 4.6 and 4.8 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.1, and (B) no Default exists. In addition, on the Maturity Date of each Non Extending Bank, the Company shall repay all Loans owing to such Non Extending Bank and outstanding on such date (and pay any additional amounts required pursuant to Section 3.8(c)) to the extent necessary to keep outstanding Loans ratable with any revised Pro Rata Shares of the respective Banks effective as of such date.

2.10 Defaulting Banks.

(a) If a Bank becomes, and during the period it remains, a Defaulting Bank, the following provisions shall apply:

(i) such Defaulting Bank’s Pro Rata Share of the LC Obligations will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Bank becomes a Defaulting Bank) among the Non-Defaulting Banks pro rata in accordance with their respective Commitments; provided that (A) the sum of each Non-Defaulting Bank’s aggregate principal amount of Advances and Pro Rata Share of the LC Obligations may not in any event exceed the Commitment of such Non-Defaulting Bank as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Bank pursuant thereto will constitute a waiver or release of any claim the Company, any other Borrower, the Administrative Agent, any Issuing Bank, or any other Bank may have against such Defaulting Bank or cause such Defaulting Bank to be a Non-Defaulting Bank;

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Bank’s share of the LC Obligations cannot be so reallocated, whether by reason of the proviso in clause (i) above or otherwise, the Borrowers will, not later than three Banking Days after demand by the Administrative Agent (at the direction of an Issuing Bank), (A) Cash Collateralize the obligations of the Borrowers in respect of such LC Obligations in an amount equal to the aggregate amount of the unreallocated portion of such LC Obligations, or (B) make other arrangements satisfactory to the Administrative Agent and each Issuing Bank, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Bank;

(iii) any amount paid by the Borrowers or otherwise received by the Administrative Agent for the account of a Defaulting Bank under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Bank, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.10(c)) the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Bank to an Issuing Bank (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Banks hereunder other than Defaulting Banks, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Banks hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal then due and payable to the Non-Defaulting Banks hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Banks, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Bank or as a court of competent jurisdiction may otherwise direct. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post cash collateral pursuant to this Section 2.10 shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto; and

(iv) so long as such Bank is a Defaulting Bank or a Potential Defaulting Bank, the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Bank’s or such Potential Defaulting Bank’s Pro Rata Share of the then outstanding L/C Obligations will be 100% covered by the Commitments of the Non-Defaulting Banks and/or cash collateral will be provided by the Borrowers in accordance with Section 2.10(a)(ii), and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Banks in a manner consistent with Section 2.10(a)(ii) (and such Defaulting Bank or Potential Defaulting Bank shall not participate therein).

In furtherance of the foregoing, if any Bank becomes, and during the period it remains, a Defaulting Bank or a Potential Defaulting Bank, each Issuing Bank is hereby authorized by each Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, a Request for Loan pursuant to Section 8.2 in such amounts and in such times as may be required to (i) reimburse an outstanding drawing under a Letter of Credit, and/or (ii) Cash Collateralize the obligations of the Borrowers in respect of outstanding Letters of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Bank or Potential Defaulting Bank in respect of such Letter of Credit.

(b) No Commitment of any Bank shall be increased or, except as otherwise expressly provided in this Section 2.10, otherwise affected, and performance by each Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.10. The rights and remedies against a Defaulting Bank under this Section 2.10 are in addition to any other rights and remedies which the Company, any other Borrower, the Administrative Agent, any Issuing Bank or any Bank may have against such Defaulting Bank.

(c) If the Company and the Administrative Agent agree in writing in their reasonable determination that a Defaulting Bank or a Potential Defaulting Bank should no longer be deemed to be a Defaulting Bank or a Potential Defaulting Bank, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Bank will, to the extent applicable, purchase that portion of outstanding Advances of the other Banks or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be funded and held on a pro rata basis by the Banks in accordance with their Pro Rata Share, whereupon such Bank will cease to be a Defaulting Bank or Potential Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank or Potential Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from such Bank’s having been a Defaulting Bank or Potential Defaulting Bank.

ARTICLE 3

PAYMENTS AND FEES

3.1 Principal and Interest.

(a) Interest shall be payable on the outstanding daily unpaid principal amount of each Loan from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth herein before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(b) Interest accrued on each Base Rate Advance shall be payable quarterly in arrears on the last day of each March, June, September and December commencing on the first such date to occur after the Closing Date. Except as otherwise provided in Section 3.9, the unpaid principal amount of any Base Rate Advance shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the weighted average of the Daily Margin for each day during the applicable period. Each change in the interest rate hereunder shall take effect simultaneously with the corresponding change in the Base Rate. Each change in the Base Rate shall be effective as of 12:01 a.m., New York time, on the Banking Day on which the change in the Base Rate is announced, unless otherwise specified in such announcement, in which case the change shall be effective as so specified.

(c) Interest accrued on each EURO Rate Advance, the Interest Period for which is three months or less, shall be due and payable on the last day of the applicable Interest Period. Interest accrued on each other EURO Rate Advance shall be due and payable on every three month anniversary of the date which is three months after the date such EURO Rate Advance was made, converted or continued pursuant to Section 2.5 and on the last day of the Interest

Period. Except as otherwise provided in Section 3.9, (i) the unpaid principal amount of any Eurodollar Rate Advance shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Advance plus the weighted average of the Daily Margin for each day during the applicable period and (ii) the unpaid principal amount of any EURIBOR Rate Advance shall bear interest at a rate per annum equal to the EURIBOR Rate for that EURIBOR Rate Advance plus the weighted average of the Daily Margin for each day during the applicable period.

(d) If not sooner paid, the principal amount of each Advance shall be payable to each Bank on the Maturity Date applicable to such Bank.

(e) If the Administrative Agent notifies the Company at any time that the Dollar Equivalent of the Total Outstandings exceeds the Commitment, by reason of fluctuations in exchange rates or otherwise, the Borrowers shall, within two Banking Days after receipt of such notice, prepay Loans in an aggregate amount sufficient to reduce the Dollar Equivalent thereof as of the date of such payment to an amount not to exceed the Commitment then in effect.

(f) The Loans may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this subsection, (i) any partial prepayment shall be in minimum amount of $2,000,000 and €2,000,000 and multiples of $1,000,000 and €1,000,000, as applicable, in excess thereof, (ii) the Administrative Agent shall have received written notice of any prepayment by (x) 11:00 a.m. (New York time) on the date of prepayment (which shall be a Banking Day), in the case of a Base Rate Advance, (y) by 1:00 p.m. (New York time) three (3) Banking Days before the date of prepayment, in the case of a Eurodollar Rate Advance, and (z) by 9:30 a.m. (London time) three (3) Banking Days before the date of prepayment, in the case of a EURIBOR Rate Advance, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal shall be accompanied by payment of interest accrued through the date of payment on the amount of principal paid and (iv) in any event, any payment or prepayment of all or any part of any EURO Rate Advance on a day other than the last day of the applicable Interest Period shall be subject to Section 3.8(c). Any such notice of prepayment may be conditioned upon the successful closing of a new financing and the Administrative Agent will promptly notify each Bank thereof and of such Bank’s portion of the outstanding Loans being prepaid; provided that, to the extent such notice of prepayment is rescinded and/or the prepayment is not made, the Borrowers shall pay any amounts required to be made under Section 3.8(c).

3.2 Facility Fee. The Company agrees to pay to the Administrative Agent for the account of each Bank (other than a Defaulting Bank for such time as such Bank is a Defaulting Bank solely in respect of its unused Commitment) a facility fee on such Bank’s daily average Commitment, whether used or unused, from the Closing Date in the case of each Bank and from the effective date specified in the Assignment Agreement pursuant to which it became a Bank in the case of each other Bank until the Maturity Date applicable to such Bank, payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2011, in an amount equal to the product of (i) such Bank’s daily average Commitment, whether such Commitment is used or unused, in effect during the period for which such payment that is to be made times (ii) the weighted average rate per annum that is derived from the following rates: (a) a rate of 0.06% per annum with respect to each day during such period that the ratings with respect to Long-Term Debt were at Level 1, (b) a rate of 0.07% per annum with respect to each day during such period that such ratings were at Level 2, (c) a rate of 0.10% per annum with respect to each day during such period that such ratings were at Level 3, (d) a rate of 0.125% per annum with respect to each day during such period that such ratings were at Level 4, (e) a rate of 0.15% per annum with respect to each day during such period that such ratings were at Level 5 and (f) a rate of 0.20% per annum with respect to each day during such period that such ratings were at Level 6. If any change in the rating established by S&P or Moody’s with respect to Long-Term Debt shall result in a change in the Level, the change in the facility fee shall be effective as of the date on which such rating change is publicly announced. If the ratings established by S&P or Moody’s with respect to Long-Term Debt are unavailable for any reason for any day, then the applicable Level for purposes of calculating the facility fee for such day shall be deemed to be Level 6 (or, if the Majority Banks consent in writing, such other Level as may be reasonably determined by the Majority Banks from a rating with respect to Long-Term Debt for such day established by another rating agency reasonably acceptable to the Majority Banks).

3.3 Arranger Fees and Agency Fees. On the Closing Date, the Company shall pay to the Arrangers fees in the amounts agreed upon by letter agreements dated November 7, 2011 among the Company and the Arrangers. Such fees are for the sole account of the Arrangers and are fully earned upon receipt and non-refundable. The Company shall pay to the Administrative Agent agency fees in the amounts agreed upon by letter agreement dated November 7, 2011 between the Company and Citigroup Global Markets Inc. Such agency fees shall be payable quarterly in advance as set forth in such letter agreements. The agency fees are for the sole account of the Administrative Agent and are fully earned upon receipt and non-refundable; provided, however that in the event the facilities hereunder are terminated, the agency fees deemed earned shall be pro rated over the number of days from the last quarterly date on which the agency fees were paid to the termination date of the facilities.

3.4 LC Issuance Fee. The Company shall pay, on the last day of each Fiscal Quarter, a LC Issuance Fee to the Administrative Agent for the account of each Issuing Bank, in the amounts agreed upon in writing between the Company and such Issuing Bank. The LC Issuance Fees are for the sole account of the applicable Issuing Bank and are fully earned upon receipt and non-refundable.

3.5 LC Reimbursement Fee. The Company shall pay, on the last day of each Fiscal Quarter, a LC Reimbursement Fee to the Administrative Agent, for the pro rata benefit of the Banks in accordance with their respective Pro Rata Shares of the Commitment, in an amount equal to the average daily face amount of Letters of Credit outstanding during such Fiscal Quarter times the weighted average of the Daily Margin for EURO Rate Advances for each day during such period; provided, that (a) to the extent that all or a portion of the Fronting Exposure in respect of any Defaulting Bank is reallocated to the Non-Defaulting Banks pursuant to Section 2.10(a), such fees that would have accrued for the benefit of such Defaulting Bank will instead accrue for the benefit of and be payable to such Non-Defaulting Banks, pro rata in accordance with their respective Commitments, and (b) to the extent that all or any portion of such Fronting Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the respective Issuing Banks ratably according to the outstanding Letters of Credit issued by each Issuing Bank; provided further that, with respect to this subclause (b), to the extent that any portion of the Fronting Exposure in respect of any Defaulting Bank is Cash Collateralized pursuant to Section 2.10(b) or otherwise, no such fees shall be payable to the respective Issuing Banks with respect to such Cash Collateralized portion of such Fronting Exposure.

3.6 LC Drawing Fee. The Company shall pay a drawing fee to each Issuing Bank in the amount of $250 for each drawing under any Letters of Credit issued by it, payable on the date of such drawing or promptly upon notice to the Company of the draw under any Letter of Credit.

3.7 Capital Adequacy. If any Bank (including an Issuing Bank) determines in good faith that compliance with any Law or regulation or with any guideline or request (excluding any published as of the date hereof or currently scheduled to take effect) from any central bank or other Governmental Agency (whether or not having the force of Law), in each case adopted or effective after the date hereof has or would have the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of, or with reference to, such Bank’s Pro Rata Share of any portion of the Commitment or its making or maintaining of Advances, or its issuance of any Letter of Credit, below the rate which such Bank or such other corporation could have achieved but for such compliance (taking into account the policies of such Bank or corporation with regard to capital), then the Company shall from time to time, upon demand by such Bank (with a copy of such demand to the Administrative Agent), immediately pay to such Bank additional amounts sufficient to compensate such Bank or other corporation for such reduction. A certificate as to such amounts, setting forth in reasonable detail the basis for such calculations, submitted to the Company and the Administrative Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error. Each Bank agrees promptly to notify the Company and the Administrative Agent of any circumstances that would cause the Company to pay additional amounts pursuant to this Section 3.7.

3.8 Increased Costs.

(a) If, after the date hereof, by reason of (i) the adoption of any Law by any Governmental Agency, central branch or comparable authority with respect to activities in the Eurocurrency Market, or (ii) any change in the interpretation or administration of any existing Law by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or (iii) compliance by any Bank or its Eurocurrency Lending Office or any Issuing Bank with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority, or (iv) the existence or occurrence of circumstances affecting the Eurocurrency Market generally that are beyond the reasonable control of the Banks:

(1)(A) any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit, compulsory loan, insurance charge or similar requirements shall be imposed, modified or deemed applicable against assets of, deposits with or for the account of, or credit extended by, any Bank or its Eurocurrency Lending Office or any Issuing Bank; or

(B) any Bank or its Eurocurrency Lending Office or the Eurocurrency Market or any Issuing Bank shall have imposed on it any other condition, cost or expense affecting any Advance, any of its Notes, its obligation to make Advances or this Agreement, or its obligation to make or maintain Letters of Credit hereunder, or any of the same shall otherwise be adversely affected;

and the result of any of the foregoing, as determined by such Bank, increases the cost to such Bank or its Eurocurrency Lending Office of making, converting to, continuing or maintaining any Advance or in respect of any Advance, any of its Notes or its obligation to make Advances or the issuance or maintenance of any Letter of Credit or reduces the amount of any sum received or receivable by such Bank or its Eurocurrency Lending Office with respect to any Advance, any of its Notes or its obligation to make Advances (assuming such Bank’s Eurocurrency Lending Office had funded 100% of its EURO Rate Advance in the Eurocurrency Market) or in respect of Letters of Credit or its participation therein, then, upon demand by such Bank or such Issuing Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or such Issuing Bank, as the case may be, for such increased cost or reduction; provided, however, that this Section shall not apply to Taxes (and exclusions from Taxes), which are covered by Section 3.12. A statement of any Bank or such Issuing Bank claiming compensation under this subsection and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Each Bank and each Issuing Bank agree to endeavor promptly to notify the Company of any event of which it has actual knowledge (and, in any event, within 90 days from the date on which it obtained such knowledge), occurring after the Closing Date, which will entitle such Bank or such Issuing Bank to compensation pursuant to this Section, and agrees to designate a different Eurocurrency Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the judgment of such Bank or such Issuing Bank, otherwise be disadvantageous to such Bank or such Issuing Bank. If any Bank claims compensation under this Section, the Company may at any time, upon at least four (4) Banking Days’ prior notice to the Administrative Agent and Banks and upon payment in full of the amounts provided for in this Section through the date of such payment plus any fee required by Section 3.8(c), pay in full all Advances or request that all EURO Rate Advances be converted to Base Rate Advances or all Base Rate Advances be converted to EURO Rate Advances.

(2) If any Bank shall have reasonably determined that it shall be unlawful for such Bank or its Eurocurrency Lending Office to make, maintain or fund its portion of any EURO Rate Advance, or the authority of such Bank to purchase or sell, or to take deposits of, Dollars or Euros in the Eurocurrency Market, or to determine or charge interest rates based upon the Eurodollar Rate or EURIBOR Rate has become unlawful, then such Bank shall so notify the Administrative Agent and the other Banks, and such Bank’s obligation to make EURO Rate Advances shall be suspended for the duration of such illegality and the Administrative Agent forthwith shall give notice thereof to the Company and such Bank shall make a Base Rate Advance as part of any successive EURO Rate Advance. Upon receipt of such notice, the outstanding principal amount of all

EURO Rate Advances made by such Bank, together with accrued interest thereon, automatically shall be converted to Base Rate Advances with Interest Periods corresponding to the EURO Rate Advances of which such EURO Rate Advances were a part and, if, on the date of any such conversion, any such EURO Rate Advance is an Alternative Currency Loan, it shall be redenominated into a Dollar Loan in a principal amount equal to the Dollar Equivalent of the amount of such Alternative Currency Loan on either (A) the last day of the Interest Period(s) applicable to such EURO Rate Advances if the affected Bank may lawfully continue to maintain and fund such EURO Rate Advances to such day(s) or (B) immediately if the affected Bank may not lawfully continue to fund and maintain such EURO Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a fee under Section 3.8(c).

(b) If, with respect to any proposed EURO Rate Advance:

(i) the Reference Banks reasonably determine that, by reason of circumstances affecting the Eurocurrency Market generally that are beyond the reasonable control of the Banks, deposits in Dollars or Euros (in the applicable amounts) are not being offered to each of the Banks in the Eurocurrency Market for the applicable Interest Period; or

(ii) the Reference Banks advise the Administrative Agent that the Eurodollar Rate or EURIBOR Rate, as the case may be, as determined by the Administrative Agent (1) does not represent the effective pricing to such Banks for deposits in Dollars or Euros, as the case may be, in the Eurocurrency Market in the relevant amount for the applicable Interest Period, or (2) will not adequately and fairly reflect the cost to such Banks of making the applicable EURO Rate Advances;

then the Administrative Agent forthwith shall give notice thereof to the Company and the Banks, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligation of the Banks to make any future EURO Rate Advances shall be suspended. If at the time of such notice there is then pending a Request for Loan that specifies a EURO Rate Advance, such Request for Loan shall be deemed to specify a Base Rate Advance in Dollars.

(c) The Company shall compensate each Bank for any loss sustained by that Bank in connection with the liquidation or re-employment of funds, excluding any loss of margin, and, without duplication, all actual out-of-pocket expenses (excluding allocations of any expense internal to such Bank) reasonably attributable thereto that such Bank may sustain: (i) if for any reason (other than a default by that Bank) a borrowing of any EURO Rate Advance does not occur on a date or in the amount specified therefor in a Request for Loan or a telephonic request for loan or a Conversion to or continuation of any EURO Rate Advance does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephone request for Conversion or continuation; (ii) if any prepayment or other principal payment or any conversion (other than as a result of a conversion required under Section 3.8(a)(2)) or assignment in accordance with Section 3.19 of any of its EURO Rate Advances occurs on a date prior to the last day of an Interest Period applicable to that Loan, or (iii) if any prepayment of any of its EURO Rate

Advances is not made on any date specified in a notice of prepayment given by the Company. Each Bank’s determination of any amount payable under this Section 3.8(c) shall be conclusive in the absence of manifest error. Each Bank shall submit an invoice to the Administrative Agent of the amount payable by the Company under this Section 3.8(c) setting forth in reasonable detail the basis for such amount and the Administrative Agent shall notify the Company of such amount. The Company shall pay such amount to the Administrative Agent for the account of the relevant Bank, and the Administrative Agent shall promptly pay each relevant Bank the portion of the amount owed to it.

(d) Anything in this Agreement to the contrary notwithstanding, to the extent any notice under Section 3.7, 3.8 or 3.12 is given by any Bank more than 180 days after such Bank has knowledge (or should have had knowledge) of the occurrence of the event (or, in the case of a claim under Section 3.12, of the amount of such claim) giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Section 3.7, 3.8 or 3.12 , as the case may be, such Bank shall not be entitled to compensation under such Section for any such amounts incurred or accruing prior to the giving of such notice (except that, if such event giving rise to the cost, reduction in amounts, loss, tax or other amounts described in such Section 3.7, 3.8 or 3.12 is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effective thereof).

3.9 Default Rate. Upon the occurrence and during the continuation of any Event of Default under Section 9.1(a) or (b), the outstanding principal amount of all Advances and, to the extent permitted by applicable Law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to 2% in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Advances (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Advances), to the fullest extent permitted by applicable Laws; provided that, in the case of EURO Rate Advances, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such EURO Rate Advances shall thereupon become Base Rate Advances and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Advances. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded daily and shall be payable on demand, to the fullest extent permitted by applicable Laws.

3.10 Computation of Interest and Fees. Computation of interest on Base Rate Advances when the Base Rate is calculated by reference to Citibank’s base commercial lending rate shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Computation of all fees and other interest (including in the case of interest on Base Rate Advances determined by reference to One-Month LIBOR or the Federal Funds Effective Rate and Eurodollar Rate Advances) shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Any Advance that is repaid on the same day on which it is made shall bear interest for one day.

3.11 Non-Banking Days. If any payment to be made by a Borrower or any other party under any Loan Document shall come due on a day other than a Banking Day,

payment shall instead be considered due on the next succeeding Banking Day and the extension of time shall be reflected in computing the amount of such payment.

3.12 Manner and Treatment of Payments.

(a) Except as set forth in the next sentence, each payment hereunder or on the Notes or under any other Loan Document in Dollars shall be made to the Administrative Agent, at the Administrative Agent’s Office, for the account of each of the appropriate Banks or the applicable Issuing Bank, as the case may be, in immediately available funds, without any set-off or counterclaim, not later than 2:00 p.m., New York time, on the day of payment (which must be a Banking Day). Each Borrower shall make each payment hereunder with respect to amounts denominated in the Alternative Currency not later than 2:00 p.m. (local time) (at the Alternative Currency Payment Office) on the day when due in such currency to the Administrative Agent in same day funds by deposit of such funds to the Administrative Agent’s account maintained at the Alternative Currency Payment Office. All payments received after 2:00 p.m., New York time or local time (as the case may be), on any particular Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Administrative Agent for the account of each Bank or Issuing Bank shall be promptly paid by the Administrative Agent to the applicable Bank or the applicable Issuing Bank, as the case may be, in immediately available funds. All payments of principal and interest shall be made in the currency of the applicable Advance. All other payments shall be made in Dollars.

(b) Prior to the occurrence of any Event of Default, each payment or prepayment received by the Administrative Agent on account of any Loan shall be applied:

(i) To the Loans, pro rata in accordance with the aggregate principal amount thereof owed to each Bank,

(ii) Any mandatory prepayment of Loans shall be applied first to Base Rate Advances to the full extent thereof before application to EURO Rate Advances as determined by Administrative Agent, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 3.8(c).

(c) Each Bank shall use its best efforts to keep a record of Advances made by it and payments received by it with respect to its Loans and, subject to Section 13.9(g), such record shall be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, no Bank shall be liable to any party for any failure to keep such a record.

(d) (i) Any and all payments by any Borrower to or for the account of the Administrative Agent or any Bank under this Agreement or any other Loan Document and by the Company acting in its capacity as guarantor under Article 11 shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Bank, (A) any taxes imposed on or measured by its overall net income, franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes, in each case, imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Bank, as the case may be, is organized or maintains a lending office, (B) any taxes attributable to the Administrative Agent’s or such Bank’s failure or inability to provide the forms set forth in Section 13.27(a) or (b), as applicable, other than as a result of a change in applicable law after the date such Person became a party to this Agreement, including any taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Bank transmits with an IRS Form W-8IMY pursuant to Section 13.27(a)(ii), (C) if the forms provided by a Foreign Bank pursuant to Section 13.27(a) at the time such Foreign Bank first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate unless and until such Foreign Bank provides new forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that, if at the date of the Assignment Agreement pursuant to which a Foreign Bank assignee becomes a party to this Agreement, the assignor (if it had been a Foreign Bank) was entitled to payments under this Section 3.12(d)(i) or (iii) in respect of United States interest withholding tax paid at such date, then, to such extent, notwithstanding (B) and (C) above, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States interest withholding tax, if any, applicable with respect to the Foreign Bank assignee on such date and (D) United States withholding taxes imposed under FATCA (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Borrower or the Company acting in its capacity as guarantor under Article 11 shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Bank, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.12(d)), each of the Administrative Agent and such Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or the Company shall make such deductions, (iii) such Borrower or the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, such Borrower or the Company shall furnish to the Administrative Agent (which shall forward the same to such Bank) the original or a certified copy of a receipt evidencing payment thereof (to the extent available).

(ii) In addition, any Borrower or the Company acting in its capacity as guarantor under Article 11 agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such taxes imposed as a result of a grant of a participation, designation of a new lending office, transfer or assignment (other than an assignment pursuant to a Borrower request under Section 3.19) (hereinafter referred to as “Other Taxes”).

(iii) Each Borrower and the Company acting in its capacity as guarantor under Article 11 agrees to indemnify the Administrative Agent and each Bank for (A) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.12) paid by the Administrative Agent and such Bank and (B) any interest, penalties or additions to tax arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Agency. Payment under this Section 3.12(d)(iii) shall be made within 30 days after the date the Bank or the Administrative Agent makes a written demand therefor.

(iv) If a Borrower or the Company acting in its capacity as guarantor under Article 11 is required to pay additional amounts to or for the account of any Bank pursuant to this Section 3.12, then such Bank will change the jurisdiction of its applicable lending office if, in the judgment of such Bank, such change (A) will eliminate or reduce any such additional payment that may thereafter accrue and (B) is not otherwise disadvantageous to such Bank.

(v) If the Administrative Agent, any Bank or any Issuing Bank determines, in its sole discretion, that it has received a refund of any taxes as to which it has been indemnified or reimbursed by any Borrower (or by the Company acting in its capacity as guarantor under Article 11 or with respect to which any Borrower (or the Company acting in its capacity as guarantor under Article 11) has paid an additional or indemnification amount hereunder, the Administrative Agent, such Bank or such Issuing Bank shall, to the extent it can do so without prejudice to the retention of the amount of such refund, pay to the Borrowers or the Company as guarantor (within thirty (30) days after such Person became aware it received such refund) an amount equal to such refund. In the event such indemnified party is required by the relevant Governmental Agency to repay any portion of such refund, then such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party such portion of any refund previously paid over to such indemnifying party (plus any penalties, interest or other charges imposed by such Governmental Agency with respect to such portion of such refund). Notwithstanding anything to the contrary in this paragraph (d)(v), in no event will the Administrative Agent or any Bank or Issuing Bank be required to pay any amount to any borrower pursuant to this paragraph (d)(v) to the extent such payment would place the Administrative Agent or such Bank or Issuing Bank in a less favorable net after-Tax position than the Administrative Agent or such Bank or Issuing Bank would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

3.13 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner. Each of the Borrowers agrees that, for the purposes of any determination to be made under Section 3.8, each Bank shall be deemed to have funded its EURO Rate Advances with Dollar or Euro deposits, as the case may be, in the London interbank market.

3.14 Failure to Charge Not Subsequent Waiver. Any decision by any Bank not to require payment of any interest (including interest arising under Section 3.9), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of such Bank’s right to require full payment of any interest (including interest arising under Section 3.9), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method, on any other or subsequent occasion.

3.15 Administrative Agent’s Right to Assume Payments Will be Made by Borrower. Unless the Administrative Agent shall have been notified by a Borrower prior to the date on which any payment to be made by that Borrower hereunder is due that such Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that such Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank’s share of such assumed payment. If a Borrower has not in fact remitted such payment to the Administrative Agent, each Bank shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Bank, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Bank to the date such amount is repaid to the Administrative Agent at a rate per annum equal to the average overnight federal funds rate.

3.16 Fee Determination Detail. The Administrative Agent, any Issuing Bank and any Bank, shall provide reasonable detail to the Company regarding the manner in which the amount of any payment to the Banks, or that Bank, under Article 3 has been determined.

3.17 Survivability. All of the Company’s obligations under Sections 3.7 and 3.8 shall survive for thirty (30) days following the termination of this Agreement; provided, however, that such obligations shall not, from and after the termination of this Agreement, be deemed Obligations for any purpose under the Loan Documents.

3.18 Dodd-Frank, Etc. For the avoidance of doubt and notwithstanding anything herein to the contrary, for the purposes of Sections 3.7 and 3.8, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (b) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority ) or the United States or foreign regulatory authorities (whether or not having the force of law), in case for this clause (b) pursuant to Basel III, shall in each case be deemed to be a change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

3.19 Replacement of Banks. If (a) any Bank requests compensation under Sections 3.7 or 3.8, (b) any Borrower is required to pay additional amounts to any Bank or any Governmental Agency for the account of any Bank pursuant to Section 3.12, (c) any Bank is a Defaulting Bank or (d) any Bank fails to consent to a requested amendment, waiver or modification to any Loan Document in which the Majority Banks have already consented to such amendment, waiver or modification but the consent of each Bank (or each Bank directly affected thereby, as applicable) is required with respect thereto, then the Company may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.9(b)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank that is not a Defaulting Bank, if such Bank accepts such assignment); provided that:

(1) the Administrative Agent shall have received the assignment fee (if any) specified in Section 13.9(b);

(2) such Bank shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 3.8(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(3) in the case of any such assignment resulting from a claim for compensation under Section 3.8(c) or payments required to be made pursuant to Section 3.12, such assignment will result in a reduction in such compensation or payments thereafter;

(4) such assignment does not conflict with applicable law; and

(5) in the case of any assignment pursuant to clause (d) above, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Banks and each other Borrower represents and warrants to the Banks (with respect to itself only) that:

4.1 Existence and Qualification; Power; Compliance With Laws. Each Borrower is an organization duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each Borrower is duly qualified to transact business, and is in good standing, in any jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Each Borrower has all requisite corporate power and authority to conduct its business and to own and lease its Properties. Each Borrower has all requisite corporate power and authority to execute and deliver each Loan Document to which it is a party and to perform its Obligations. Each Borrower has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance of the Loan Documents by such Borrower have been duly authorized by all necessary corporate action, and do not:

(a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of such Borrower;

(b) Result in or require the creation or imposition of any Lien upon or with respect to any Property now owned or leased or hereafter acquired by such Borrower;

(c) Violate, to the best knowledge of such Borrower, any Requirement of Law applicable to such Borrower;

(d) Result (or, with the giving of notice or passage of time or both, would result) in a breach of or default under, or cause or permit the acceleration of any obligation owed under any Contractual Obligation to which such Borrower is a party or by which such Borrower or any of its Property is bound or affected;

except where failure to receive such consent or approval or creation of such Lien or violation of, or default under, any such Requirement of Law or Contractual Obligation would not constitute a Material Adverse Effect.

4.3 No Governmental Approvals Required. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is required to authorize or permit under applicable Laws the execution, delivery and performance of the Loan Documents by such Borrower.

4.4 Subsidiaries. Schedule 4.4 hereto correctly sets forth as of the Closing Date the names of each Subsidiary of the Company that would constitute a Significant Subsidiary (“Significant Subsidiary”) under Rule 1-02(w) of Regulation S-X as adopted by the SEC under the provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934 as in force on the date of this Agreement.

4.5 Financial Statements. The Company has made available to the Banks the audited consolidated financial statements of the Company and its Consolidated Subsidiaries as of December 31, 2010. Such financial statements (including the footnotes thereto) fairly present in all material respects the consolidated financial condition and the consolidated results of operations of the Company as of such date and for such period in accordance with Generally Accepted Accounting Principles. Also, the Company has made available the unaudited condensed consolidated financial statements of the Company and its Consolidated Subsidiaries as of September 30, 2011 and for the nine months then ended (the “interim financial statements”). The interim financial statements (including the footnotes thereto) were prepared in accordance with applicable Securities and Exchange Commission regulations and include all adjustments (consisting of normal recurring accruals, unless otherwise indicated) the Company considers necessary for the fair presentation, in all material respects, of the results of operations for those periods.

4.6 No Other Liabilities; No Material Adverse Effect. As of the Closing Date, the Company and its Consolidated Subsidiaries do not have any material liability or material contingent liability not reflected or disclosed in the consolidated balance sheet or notes thereto described in Section 4.5, other than liabilities and contingent liabilities: (i) arising in the ordinary course of business subsequent to December 31, 2010, (ii) described in materials filed with or furnished to the Securities and Exchange Commission and available to the public, or (iii) set forth on Schedule 4.8. Except for matters described in documents filed with or furnished to Governmental Agencies and available to the public or in materials delivered to the Banks prior to the Closing Date, there has been no event or circumstance that constitutes a Material Adverse Effect with respect to the Company and its Subsidiaries taken as a whole since December 31, 2010.

4.7 Governmental Regulation. No Borrower is subject to regulation under the Investment Company Act of 1940.

4.8 Litigation. Except for (a) any matter fully covered (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has assumed full responsibility, (b) matters described in documents filed with or furnished to Governmental Agencies and available to the public or in materials delivered to the Banks prior to the Closing Date, and (c) matters disclosed on Schedule 4.8 hereto, there are no actions, suits, proceedings or investigations pending as to which the Company or any of its Subsidiaries have been served or have received written notice or, to the best knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any Property of any of them before any Governmental Agency which could reasonably be expected to constitute a Material Adverse Effect.

4.9 Binding Obligations. Each of the Loan Documents will, when executed and delivered by such Borrower, constitute the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

4.10 No Default. No event has occurred and is continuing that is a Default or Event of Default.

4.11 Employee Benefit Plans.

(a) The Company and, to the knowledge of the Company, each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all of their obligations under each Employee Benefit Plan, except where the failure to be in such compliance or to perform such obligation would not constitute a Material Adverse Effect.

(b) No ERISA Event that would constitute a Material Adverse Effect has occurred or is reasonably expected to occur.

(c) Except as set forth on Schedule 4.11(c) and to the extent required under Section 4980B of the Code, no Employee Benefit Plan maintained by the Company or any of its Current ERISA Affiliates provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of the Company or any of its Current ERISA Affiliates.

(d) As of the most recent valuation date for any Pension Plan with respect to which the Company or a Subsidiary has any financial liability (including potential joint and several liability) in the event any such Pension Plan were to terminate, the “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $60,000,000.

4.12 Regulation U. No part of the proceeds of any Advance hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any “margin stock” (as such term is defined in Regulation U) in violation of Regulation U. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such “margin stock.”

4.13 Disclosure. All written information heretofore supplied by the Company to the Administrative Agent for the purposes of this Agreement (either directly or as documents filed with or furnished to Governmental Agencies and available to the public) is true and accurate in all material respects on the date as of which such information is stated. The Company has disclosed to the Administrative Agent (either directly or as documents filed with or furnished to Governmental Agencies and available to the public) all facts which could reasonably be expected to, in the good faith opinion of the Company, materially and adversely affect (to the extent the Company can reasonably foresee) the financial condition of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to perform its obligations under this Agreement.

4.14 Tax Liability. Each of the Company and its Subsidiaries has filed or caused to be filed all tax returns which are required to have been filed by it, and has paid or caused to be paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by the Company or any of its Subsidiaries, except (a) taxes for which the Company has been fully indemnified, (b) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained or (c) where the failure to so file or pay would not reasonably be expected to have a Material Adverse Effect.

4.15 Environmental Matters. As of the Closing Date, except as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2010 to the Securities and Exchange Commission, or as disclosed in Schedule 4.15 annexed hereto, (a) the

Company and each Subsidiary have complied with all Environmental Laws, except to the extent that the failure to so comply would not be reasonably expected to result in a Material Adverse Effect, (b) the Company’s and its Subsidiaries’ facilities do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants in any manner that would result in a violation of any Environmental Law, except for violations that would not be reasonably expected to result in a Material Adverse Effect and (c) the Company is aware of no events, conditions or circumstances involving environmental pollution or contamination or public or employee health or safety, in each case applicable to it or its Subsidiaries, that has resulted or would be reasonably expected to result in a Material Adverse Effect.

ARTICLE 5

AFFIRMATIVE COVENANTS

(OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)

So long as any Advance remains unpaid, or any other Obligation (other than indemnity obligations for which no claim has been made) remains unpaid or unperformed, or any portion of the Commitment remains in force, each Borrower shall, and shall cause each of its Subsidiaries to, unless the Administrative Agent (acting on the direction of the Majority Banks) otherwise consents in writing:

5.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof, or upon their respective income or profits or any part thereof, except that the Company and its Subsidiaries shall not be required to pay or cause to be paid any tax, assessment, charge or levy (a) that is not yet past due, or is being contested in good faith by appropriate proceedings, so long as the relevant entity has established and maintains adequate reserves for the payment of the same and by reason of such nonpayment and contest no material item or portion of Property of the Company and its Subsidiaries, taken as a whole, is in jeopardy of being seized, levied upon or forfeited or (b) the nonpayment of which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

5.2 Preservation of Existence. Preserve and maintain their respective existences in the jurisdiction of their formation and all authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to maintain such preservation or maintenance of existence, authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits or registration or to do so qualify would not constitute a Material Adverse Effect and; provided that a merger permitted under Section 6.2 shall not constitute a violation of this covenant. Nothing herein contained shall prevent the termination of the business or corporate existence of any Subsidiary (other than a Borrower) that, in the judgment of the Company, is no longer necessary or desirable, as long as immediately after giving effect to any such transaction, no Default shall have occurred and be continuing.

5.3 Maintenance of Properties. Maintain, preserve and protect all of their respective depreciable Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that any failure to so maintain, preserve or protect such Properties that does not constitute a Material Adverse Effect shall not constitute a violation of this covenant.

5.4 Maintenance of Insurance. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions), with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Company and its Subsidiaries operate; provided that, notwithstanding the foregoing, the Company may self-insure if reasonable and consistent with sound business practice.

5.5 Compliance With Laws. Comply with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect, except that the Company and its Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

5.6 Visitation. Upon reasonable notice permit the Administrative Agent or representatives of any Bank at the Administrative Agent’s or such Bank’s expense to visit any of its major properties, during normal business hours, to inspect and make abstracts from its financial and accounting records (other than materials protected by the attorney-client privilege and materials which are proprietary in nature or which may not be disclosed without violation of a binding confidentiality obligation), and to discuss its affairs and finances with its officers and independent public accountants, all at such reasonable times and as often as may reasonably be requested; provided that so long as no Default or Event of Default has occurred and is continuing, visitation by representatives of the Banks shall be limited to not more than one visit in any calendar year for each Bank.

5.7 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over the Company or any of its Subsidiaries.

5.8 Use of Proceeds. Use the proceeds of Advances only for general corporate purposes of the Borrowers; provided that proceeds of Advances shall not be used for any Hostile Acquisition. Use the Letters of Credit only for trade, commercial and standby letters of credit in the ordinary course of business.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Advance remains unpaid, or any other Obligation (other than indemnity obligations for which no claim has been made) remains unpaid or unperformed, or any portion of the Commitment remains in force, the Company shall not, and shall not permit any of its Subsidiaries to, unless the Administrative Agent (acting on the direction of the Majority Banks) otherwise consents in writing:

6.1 Change in Nature of Business. Make any material change in the nature of the business of the Company and its Subsidiaries, taken as a whole, as at present conducted.

6.2 Mergers. Merge, consolidate or amalgamate with or into any Person, or convey substantially all of its Properties and assets to another Person, unless each of the following conditions are met:

(a) no Default or Event of Default exists or would exist immediately following the consummation of such merger, consolidation, amalgamation or conveyance;

(b) in a merger, consolidation or amalgamation of the Company with another Person or Persons, the Company is the surviving entity; and

(c) in the case of a conveyance of Properties and assets, the Properties and assets conveyed do not consist of substantially all of the Properties and assets of the Company and its Subsidiaries taken as a whole.

6.3 Liens; Sales and Leasebacks. Create, incur, assume or suffer to exist any Lien of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, or engage in any sale and leaseback transaction with respect to its Property, except:

(a) Permitted Encumbrances;

(b) Liens in favor of the Administrative Agent or the Banks under the Loan Documents;

(c) Liens existing on the date hereof and listed on Schedule 6.3 and Liens on the same Property which secure Indebtedness or obligations which replaces or refinances the Indebtedness (or commitment) or obligations originally secured by those Liens; provided that the Indebtedness or obligations secured thereby are not increased;

(d) pre-existing Liens on assets acquired by the Company or any of its Subsidiaries after the Closing Date; and

(e) additional Liens securing Indebtedness or obligations (including sale and leaseback transactions to which the Company or any Subsidiary is a party as vendor and lessee), the outstanding amount of which Indebtedness or obligation together with Indebtedness of the Company’s Subsidiaries permitted under Section 6.5, does not in the aggregate exceed 35% of Consolidated Net Worth (measured as of the last day of the most recently ended Fiscal Quarter).

6.4 Transactions with Affiliates. Enter into any transaction of any kind which is material to the Company and its Subsidiaries taken as a whole with any Affiliate of the Company other than (a) transactions between or among the Company and its Subsidiaries or between or among its Subsidiaries; provided that, for the purposes of this section, the term

“Subsidiary” shall include any partnership and joint venture that is excluded from the definition of the term “Subsidiary” but as to which the Company or Subsidiary owns 50% or more of the ownership interests, (b) transactions on terms at least as favorable to the Company or its Subsidiaries as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, and (c) transactions approved by a majority of the disinterested members of the Board of Directors of Company or the applicable Subsidiary.

6.5 Subsidiary Indebtedness. Permit Indebtedness of the Company’s Subsidiaries (other than under this Agreement) at any time that, when aggregated (without duplication) with Indebtedness permitted to be secured by Liens in accordance with Section 6.3(e), exceeds 35% of Consolidated Net Worth (measured as of the last day of the most recently ended Fiscal Quarter).

6.6 Financial Covenant. Permit the Consolidated Total Debt to Capitalization Ratio as of the end of any Fiscal Quarter to be greater than 0.65 to 1.00.

ARTICLE 7

INFORMATION AND REPORTING REQUIREMENTS

7.1 Financial and Business Information. So long as any Advance remains unpaid, or any other Obligation (other than indemnity obligations for which no claim has been made) remains unpaid or unperformed, or any portion of the Commitment remains in force, the Company shall, unless the Administrative Agent (with the approval of the Majority Banks) otherwise consents in writing, deliver to the Banks and the Administrative Agent, at the Company’s sole expense:

(a) As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), (i) the consolidated balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Quarter, (ii) consolidated statements of income and (iii) consolidated statements of cash flow, in each case described in clauses (ii) and (iii) of the Company and its Subsidiaries for such Fiscal Quarter and for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall be certified by a Senior Officer of the Company as fairly presenting the financial condition, results of operations and changes in financial position of the Company and its Subsidiaries in accordance with Generally Accepted Accounting Principles (other than any requirement for footnote disclosures), as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

(b) As soon as practicable, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Year, (ii) consolidated statements of income of the Company and its Subsidiaries for such Fiscal Year and (iii) consolidated statements of cash flow of the Company and its Subsidiaries for such Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, and such consolidated balance sheet and consolidated statements shall be accompanied by a report and opinion of Ernst & Young or other independent public accountants of recognized national standing selected by the Company, which report and opinion shall be prepared in accordance with generally accepted auditing standards as at such date;

(c) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of the Company generally, and copies of all annual, regular, periodic, current and special reports and registration statements which the Company or a Subsidiary of the Company may file or be required to file under Sections 13 or 15(d) of the Securities Exchange Act of 1934;

(d) Promptly, and in any event within five (5) Banking Days after a Senior Officer of the Company obtains actual knowledge of the existence of any condition or event which constitutes a Default or Event of Default, written notice specifying the nature and period of existence thereof and specifying what action the Company or any of its Subsidiaries is taking or proposes to take with respect thereto;

(e) Promptly upon becoming aware of the occurrence of any ERISA Event defined in clauses (i) through (vii) or (xi) of the definition thereof involving Title IV of ERISA that could reasonably be expected to result in material liability to the Company or its Subsidiaries or any ERISA Event that could reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action the Company or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(f) With reasonable promptness, copies of (a) each Schedule SB (Actuarial Information) to the annual report, if any (Form 5500 Series), filed by the Company or any of its Current ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan following the Administrative Agent’s request; (b) all notices received by the Company or any of its Current ERISA Affiliates from the sponsor of a Multiemployer Plan to which a Current ERISA Affiliate contributes concerning an ERISA Event defined in clauses (i) through (vii) or (xi) of the definition thereof following the receipt thereof; and (c) such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request; and

(g) Such other material information related to any Borrower’s ability to meet its Obligations hereunder as from time to time may be reasonably requested by the Administrative Agent or the Majority Banks.

Documents required to be delivered pursuant to Section 7.1 (to the extent any such documents are included in materials otherwise filed with or furnished to the Securities and Exchange Commission and available to the public may be delivered electronically and if so delivered), shall be deemed to have been delivered for all purposes of this Agreement on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 13.7; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website (including, without limitation, the EDGAR System), if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.2 Compliance Certificates. So long as any Advance remains unpaid, or any other Obligation (other than indemnity obligations for which no claim has been made) remains unpaid or unperformed, or any portion of the Commitment remains outstanding, the Company shall, unless the Majority Banks otherwise consent, deliver to the Administrative Agent, at the Company’s sole expense, concurrently with the financial statements required pursuant to Sections 7.1(a) and 7.1(b), a Compliance Certificate signed by a Senior Officer of the Company, including calculations as set forth therein.

ARTICLE 8

CONDITIONS

8.1 Conditions to Effectiveness. The Credit Agreement and the Commitments of the Banks hereunder shall be effective on the first date on which each of the following conditions precedent (unless the Administrative Agent, acting at the direction of the Banks, otherwise consents in writing) shall have been satisfied:

(a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each in form and substance satisfactory to the Administrative Agent, the Issuing Banks and the Banks:

(1) executed counterparts of this Agreement;

(2) the Notes dated the Closing Date and executed by the Company in favor of each Bank, each in a principal amount equal to that Bank’s Pro Rata Share of the Commitment if requested in accordance with Section 2.1(e);

(3) a certified copy of the Certificate of Incorporation of the Company, together with a good standing certificate from the Secretary of State of the State of incorporation of the Company and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such state, each dated a recent date prior to the Closing Date;

(4) copies of the Company’s Bylaws, certified as of the Closing Date by the corporate secretary or an assistant secretary of the Company;

(5) resolutions of the Board of Directors of the Company approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which the Company is a party, certified as of the Closing Date by the corporate secretary or an assistant secretary of the Company as being in full force and effect without modification or amendment;

(6) signature and incumbency certificates of the officers of the Company executing this Agreement and the other Loan Documents;

(7) the favorable written opinion of Shearman & Sterling LLP, counsel to the Administrative Agent;

(8) the favorable written opinion of Latham & Watkins LLP, counsel to the Borrowers;

(9) a Certificate of a Senior Officer of the Company certifying that the conditions specified in Sections 8.1(b), 8.1(c), and 8.1(d) have been satisfied; and

(10) such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(b) The representations and warranties of the Borrowers contained in Article 4 shall be true and correct.

(c) No Default shall have occurred and be continuing.

(d) The Company shall have paid to the Arrangers and the Administrative Agent the fees payable on the date of this Agreement referred to in Section 3.3 and the fees, costs and expenses referred to in Section 13.3(a).

(e) The Company shall have terminated the commitments of the lenders and repaid or prepaid all of the obligations under the Credit Agreement dated as of November 2, 2007 (as amended) among the Company, the lenders parties thereto and Citicorp USA, Inc., as administrative agent, and each of the Banks that is a party to such credit facility hereby waives, upon execution of this Agreement, any notice required by said Credit Agreement relating to the termination of commitments thereunder.

If the Closing Date has not occurred on or before December 31, 2011, no Bank shall have any obligation to make any Advances and no Issuing Bank shall have any obligation to issue any Letter of Credit under this Agreement.

8.2 Any Advance and Any Letter of Credit. The obligation of each Bank to make any Advance (including the initial Advance), and the obligation of each Issuing Bank to issue, amend or extend any Letter of Credit (including the initial Letter of Credit), is subject to the following conditions precedent (unless the Administrative Agent, acting at the direction of the Majority Banks, otherwise consents in writing):

(a) except as disclosed by the Company and approved in writing by the Administrative Agent, acting at the direction of the Majority Banks, the representations and warranties contained in Article 4, other than Sections 4.4, 4.6 and 4.8, shall be true and correct in all material respects (except that to the extent any representation or warranty is qualified by materiality, it shall be true and correct in all respects) on and as of the date of the Advance or the issuance, amendment or extension of the Letter of Credit, as the case may be, as though made on that date (except to the extent such representations and warranties specifically relate to an earlier date in which case they shall be true and correct in all material respects (except that to the extent any representation or warranty is qualified by materiality, it shall be true and correct in all respects) as of such earlier date) and no Default shall have occurred and be continuing; and

(b) the Administrative Agent shall have timely received a Request for Loan in compliance with Article 2 (or telephonic request for Loan referred to in the second sentence of Section 2.1(b), if applicable) or Request for Letter of Credit in compliance with Article 2, if applicable.

ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an “Event of Default”:

(a) Any Borrower fails to pay any principal of any of the Loans, or any portion thereof, on the date when due; or

(b) Any Borrower (i) fails to pay any interest on any of the Loans, or any portion thereof, or (ii) fails to pay any other fee or amount payable to the Administrative Agent, the Banks or the Issuing Banks under any Loan Document, or any portion thereof, in each case within five (5) Banking Days after demand therefor; or

(c) Any failure to comply with Section 7.1(d); or

(d) Any Borrower fails to perform or observe any other covenant or agreement contained in any Loan Document on its part to be performed or observed within thirty (30) days after the giving of notice by the Administrative Agent or the Majority Banks of such Default; provided, however, that any failure to observe any of the covenants contained in Sections 6.2 and 6.6 shall constitute an immediate Event of Default hereunder; provided, further, that any failure to observe any of the covenants contained in Section 6.3 shall constitute an Event of Default upon notice from the Administrative Agent (acting on the direction of the Majority Banks) to the Company; and provided further that any failure to observe any of the covenants contained in Section 6.5 shall constitute an Event of Default five (5) Banking Days after knowledge by the Company of such Default (other than as a result of the giving of notice by the Administrative Agent or the Majority Banks as hereinafter provided) or, if earlier, the giving of notice by the Administrative Agent or the Majority Banks of such Default; or

(e) Any representation or warranty made in this Agreement, any Notes, any Request for Loan, any Agreement to Participate or any Request for Letter of Credit was incorrect in any material respect when made or reaffirmed; or

(f) The Company or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, or any interest or fees or any other amount of any present or future Indebtedness (other than under the Loan Documents) in an amount in excess of $200,000,000, or any guaranty of present or future Indebtedness in an aggregate amount in excess of $200,000,000, on its part to be paid, when due (and after expiration of any stated grace or notice period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other material term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, and such failure or event continues after the applicable grace period, if any, and is not waived, in connection with any present or future Indebtedness in an amount in excess of $200,000,000, or of any guaranty of present or future Indebtedness in excess of $200,000,000, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness or guaranty due before the date on which it otherwise would become due; or

(g) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Banks or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Majority Banks, is materially adverse to the interests of the Banks; or any Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

(h) A judgment against the Company or any of its Subsidiaries is entered for the payment of money in excess of $200,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) and, absent procurement of a stay of execution, such judgment remains unstayed, unbonded or unsatisfied for sixty (60) calendar days after the date of entry of judgment; or

(i) The Company, any Borrower or any other Subsidiary of the Company the Shareholders’ Equity of which, as shown on the most recent consolidated balance sheet, equals or exceeds 10% of the Shareholders’ Equity of the Company and its Consolidated Subsidiaries as shown on such consolidated balance sheet, institutes or consents to any proceeding under a Debtor Relief Law relating to it or to all or any substantial part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or any order for relief shall be entered in respect of the Company or any Borrower or any such Subsidiary; or

(j) (i) Any Person or two or more Persons acting in concert shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; or (ii) during any period of up to 12 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Company, or whose nomination for election to the Board of Directors of the Company was recommended or approved by a vote of at least a majority of the directors then still in office who were directors of the Company on the first day of such period, shall cease for any reason to constitute a majority of the Board of Directors of the Company; or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement which upon consummation will result in its or their acquisition of, control over securities of the Company (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; provided, however, that there shall not be an Event of Default pursuant to subsections (i) or (iii) above with respect to any Persons who on the date hereof meet the requirements set forth in said subsections (i) or (iii); or

(k) there shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of the Company, a Subsidiary or any of their ERISA Affiliates in excess of $200,000,000 during the term of this Agreement; or there shall exist an “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans with respect to which the Company or a Subsidiary has any financial liability, including potential joint and several liability in the event any such Pension Plan were to terminate (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $200,000,000 and Majority Banks determine that such event could reasonably be expected to have a Material Adverse Effect; or

(l) so long as any Subsidiary of the Company is a Borrowing Subsidiary, the Guaranty ceases to be in full force and effect or is declared to be null and void, or the Company denies that it has any further liability thereunder, or gives notice to such effect.

9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent, the Issuing Banks or the Banks provided for elsewhere in this Agreement, or the Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(i) with respect to any Borrower:

(1) the commitment to make Advances, Issue Letters of Credit and all other obligations of the Administrative Agent, the Banks or the Issuing Banks and all rights of the Borrowers and any other parties under the Loan Documents shall be suspended without notice to or demand upon any Borrower, which are expressly waived by the Borrowers, except, subject to Section 9.2(a)(3), that the Majority Banks (or all of the Banks to the extent required by Section 13.2) may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Majority Banks (or all of the Banks, as the case may

be), to reinstate the Commitment and make further Advances and issue additional Letters of Credit, which waiver or determination shall apply equally to, and shall be binding upon, all the Banks and the Issuing Banks; and

(2) the Majority Banks may request any Issuing Bank to, and such Issuing Bank thereupon shall, demand immediate deposit by the Borrowers into an account designated by the applicable Issuing Bank of Cash in an amount equal to the aggregate effective face amount of all outstanding Letters of Credit issued by it; and

(3) the Majority Banks may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitment and declare, by notice to the Borrowers, all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by the Borrowers.

(b) Upon the occurrence of any Event of Default described in Section 9.1(i) with respect to any Borrower:

(1) the commitment to make Advances, issue Letters of Credit and all other obligations of the Administrative Agent or the Banks and all rights of the Borrowers and any other parties under the Loan Documents shall terminate without notice to or demand upon any Borrower, which are expressly waived by the Borrowers; and

(2) an amount equal to the aggregate effective face amount of all outstanding Letters of Credit issued by an Issuing Bank shall be forthwith due and payable to such Issuing Bank, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are waived by the Borrowers; and

(3) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by the Borrowers.

(c) Upon the occurrence of any Event of Default, subject to clause (d) below, the Banks and the Administrative Agent, or any of them, without notice to or demand upon any Borrower, which are expressly waived by the Borrowers, may proceed to protect, exercise and enforce their rights and remedies under the Loan Documents against the Borrowers and any other party and such other rights and remedies as are provided by Law or equity.

(d) The order and manner in which the Banks’ rights and remedies are to be exercised shall be determined by the Majority Banks in their sole discretion, and all payments received by the Administrative Agent and the Banks, or any of them, shall be applied first to the costs and expenses (including attorneys’ fees and disbursements covered by Section 13.3) of the Administrative Agent, acting as Administrative Agent, and of the Banks (to the extent covered by Section 13.3), and thereafter paid pro rata to the Banks in the same proportions that the aggregate Obligations owed to each Bank under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Banks, without priority or preference among the Banks. Regardless of how each Bank may treat payments for the purpose of its own accounting, for the purpose of computing the Borrowers’ Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Administrative Agent, acting as Administrative Agent, and the Banks, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Banks under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Banks hereunder or thereunder or at law or in equity.

(e) Upon the occurrence of an Event of Default resulting from or resulting in the default by the Company in the repayment of its EURO Rate Advances when required by the terms of this Agreement, the Company shall compensate each Bank in accordance with Section 3.8(c).

Any amounts described in Section 9.2(a) and Section 9.2(b) above, when received by the applicable Issuing Bank, shall be held by such Issuing Bank in a collateral account, which shall be established and maintained by such Issuing Bank and shall be under its sole dominion and control, as collateral security for the payment of all Obligations and applied as set forth below. If such collateral is provided pursuant hereto, the applicable Issuing Bank, for the benefit of the Banks, shall have a security interest in such collateral account and all amounts at any time held in or acquired in connection with such collateral account, together with all proceeds thereof. Upon any drawing under any outstanding Letter of Credit, the applicable Issuing Bank shall apply any amount in the collateral account to reimburse such Issuing Bank for the amount of such drawing. In the event of cancellation or expiration of any Letter of Credit, or in the event of any reduction in the maximum amount available under such Letter of Credit, the applicable Issuing Bank shall apply the excess of any amount then on deposit in the collateral account over the maximum available amount that may at any time be drawn under all Letters of Credit immediately after such cancellation, expiration or reduction as provided in Section 9.2(d).

ARTICLE 10

THE ADMINISTRATIVE AGENT

10.1 Appointment and Authority. Each of the Banks and the Issuing Banks hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 10 are solely for the benefit of the Administrative Agent, the Issuing Banks and the Banks, and the Borrowers shall have no rights as a third party beneficiary of any of such provisions (except for the consents specifically required in Section 10.6). It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2 Rights as a Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

10.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.2 and Article 9), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by any Borrower or a Bank.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 8 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and each such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6 Resignation of the Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Banks, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Majority Banks shall have the right, with the written consent of the Company (such consent not to be unreasonably withheld and not to be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York. If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Banks) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Banks and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Bank pursuant to clause (d) of the definition thereof, the Majority Banks may, to the extent permitted by applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, with the written consent of the Company (such consent not to be unreasonably withheld and not to be required if an Event of Default has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Banks) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank and Issuing Bank directly, until such time, if any, as the Majority Banks appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 13.3 and 13.12 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

10.7 Non-Reliance on Administrative Agent and Other Banks.

Each Bank and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Banks or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8 Right to Indemnity. To the extent that the Company for any reason fails to indefeasibly pay any amount required under Section 13.12 to be paid by it to the Administrative Agent, its directors, officers, agents, employees, attorneys and Affiliates, each Bank shall, ratably in accordance with its Pro Rata Share of the Commitment, indemnify and hold the Administrative Agent, its directors, officers, agents, employees, attorneys and Affiliates harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and disbursements) that may be imposed on, incurred by or asserted against them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of the Borrowers to pay the Obligations represented by the Loan Documents) or any action taken or not taken by it as Administrative Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Bank shall reimburse the Administrative Agent upon demand for that Bank’s ratable share of any cost or expense incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that the Company or any other party is required by Section 13.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section shall entitle the Administrative Agent to recover any amount from the Banks if and to the extent that such amount has theretofore been recovered from the Company or any of its Subsidiaries. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

10.9 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Issuing Bank or as a Bank hereunder.

ARTICLE 11

COMPANY GUARANTY

11.1 The Guaranty. The Company hereby unconditionally guaranties the due and punctual payment of all obligations (including, without limitation, the obligation to pay the principal amount of and interest on each Advance) of each Borrowing Subsidiary arising under this Agreement when due, whether by required prepayment, declaration, demand or otherwise (including amounts which would become due but for the operation of the automatic stay under

Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (the “Borrowing Subsidiary Obligations”), and agrees to pay any and all costs and expenses (including reasonable fees and disbursements of counsel) incurred by the Administrative Agent and the Banks in enforcing any rights under this Article 11 (to the extent covered by Section 13.3). The obligations of the Company under this Article 11, as they may be amended, modified or supplemented from time to time, are sometimes referred to in this Article 11 as this “Guaranty”.

The Company agrees that this Guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be had by the Administrative Agent or any Bank to any security held for payment of the Borrowing Subsidiary Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any Bank in favor of the Company or any Borrowing Subsidiary or any other Person.

The Company agrees, in furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Bank may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any of its Borrowing Subsidiary Obligations when and as the same shall become due, whether by required prepayment, declaration, demand or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), the Company will forthwith pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of the Banks an amount equal to the sum of the unpaid principal amount of such Borrowing Subsidiary Obligations then due as aforesaid, accrued and unpaid interest on such Borrowing Subsidiary Obligations (including, without limitation, interest which, but for the filing of a petition in bankruptcy with respect to such Borrowing Subsidiary (including without limitation, the Company), would accrue on such Borrowing Subsidiary Obligations).

11.2 Guaranty Unconditional. The obligations of the Company under this Guaranty shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Borrowing Subsidiary under this Agreement, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement;

(c) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any Borrowing Subsidiary under this Agreement;

(d) the failure of the Administrative Agent or any Bank to assert any claim or demand or to enforce any right or remedy against any Borrowing Subsidiary, the Company or any other Person under the provisions of this Agreement or any other agreement or otherwise;

(e) any change in the corporate existence, structure or ownership of any Borrowing Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrowing Subsidiary or its assets or any resulting release or discharge of any obligation of any Borrowing Subsidiary contained in this Agreement;

(f) the existence of any claim, set-off or other rights which the Company may have at any time against any other Borrower, the Administrative Agent, any Bank or any other Person, whether in connection herewith or any unrelated transactions;

(g) the invalidity or unenforceability relating to or against any Borrowing Subsidiary for any reason of this Agreement, or any provision of applicable law or regulation purporting to prohibit the payment by any Borrowing Subsidiary of the principal of or interest on any Advance or any other amount payable by any Borrowing Subsidiary under this Agreement, or the termination of any Borrowing Subsidiary’s status as a Borrowing Subsidiary hereunder;

(h) the termination of a Borrowing Subsidiary’s status hereunder as a “Borrower” pursuant to Section 12.2; or

(i) any other act or omission to act or delay of any kind by any Borrowing Subsidiary, the Administrative Agent, any Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Company hereunder.

The obligations of the Company under this Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise of any of the Borrowing Subsidiary Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Borrowing Subsidiary Obligations, discharge of any Borrowing Subsidiary from any of the Borrowing Subsidiary Obligations in a bankruptcy or similar proceeding, or otherwise. Without limiting the generality of the foregoing, the obligations of the Company under this Guaranty shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Bank to assert any claim or demand or to enforce any remedy under this Agreement or any document or instrument executed by any Borrowing Subsidiary in connection herewith, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Borrowing Subsidiary Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Company or which would otherwise operate as a discharge of the Company as a matter of law or equity.

11.3 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. The obligations of the Company under this Article 11 shall remain in full force and effect until the Commitments shall have terminated, all Letters of Credit have expired and the principal of and interest on the Advances and all other amounts payable by the Borrowers under this Agreement shall have been paid in full other than indemnity obligations for which no claim has been made. If at any time any payment of the principal of or interest on any Advance or any other amount payable by the Borrowers under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, the obligations of the Company under this Article 11 shall be reinstated as though such payment had been due but not made at such time.

11.4 Waivers by the Company. With respect to this Article 11, the Company hereby waives for the benefit of the Administrative Agent and the Banks:

(a) any right to require the Administrative Agent or any Bank, as a condition of payment or performance by the Company under this Guaranty to (i) proceed against any Borrowing Subsidiary, any other guarantor of the obligations of any Borrowing Subsidiary under any other agreement or guaranty or any other Person, (ii) proceed against or exhaust any security held from any Borrowing Subsidiary, any other guarantor or any other Person, or (iii) pursue any other remedy in the power of the Administrative Agent or any Bank whatsoever;

(b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrowing Subsidiary including, without limitation, any defense based on or arising out of the lack of validity or unenforceability of the Borrowing Subsidiary Obligations or any agreement or instrument relating thereto or by reason of the cessation from any cause of the liability of any Borrowing Subsidiary other than indefeasible payment in full of the Borrowing Subsidiary Obligations;

(c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, or based upon the Administrative Agent’s or any Bank’s errors or omissions in the administration of the Borrowing Subsidiary Obligations, except behavior which amounts to bad faith;

(d) any (i) principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty, any legal or equitable discharge of its obligations hereunder and the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof, (ii) rights to set-offs, recoupments and counterclaims, (iii) rights to deferral or modification of the Company’s obligations hereunder by reason of any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, (iv) promptness, diligence and any requirement that the Administrative Agent or any Bank protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Borrowing Subsidiary or any other Person or any collateral;

(e) notice, demand, presentment, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under this Agreement or any agreement or instrument related thereto, notice of any renewal, extension or modification of the Borrowing Subsidiary Obligations or any agreement related thereto, notice of any other extension of credit to any Borrowing Subsidiary; and

(f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerates guarantors or sureties, or which may conflict with the terms of this Guaranty including, without limitation, the provisions of California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2846, 2847, 2848, 2849, 2850, 2899 and 3433. In accordance with Section 13.22 below, this Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles. This clause (f) is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Agreement or to any of the Borrowing Subsidiary Obligations.

11.5 Subrogation, Etc. Upon payment by the Company of any sum to the Administrative Agent for the ratable benefit of any Bank as provided above, so long as any of the Borrowing Subsidiary Obligations of a Borrowing Subsidiary shall remain outstanding hereunder, all rights of the Company against such Borrowing Subsidiary arising as a result thereof, by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of all the Borrowing Subsidiary Obligations of that Borrowing Subsidiary to the Administrative Agent and the Banks. In furtherance of the foregoing, and not in limitation thereof, the Company agrees that until the Borrowing Subsidiary Obligations of a Borrowing Subsidiary shall have been paid in full, the Commitment has terminated and all Letters of Credit issued for the account of such Borrowing Subsidiary have expired, the Company shall withhold exercise of any right of subrogation, or any right to enforce any remedy which the Administrative Agent or any Bank may have against that Borrowing Subsidiary. If any amount shall be paid to the Company on account of such subrogation rights at any time prior to the date when the Borrowing Subsidiary Obligations of such Borrowing Subsidiary have been paid in full, the Commitment has terminated and all Letters of Credit issued for the account of such Borrowing Subsidiary have expired, such amount shall be held in trust for the benefit of the Banks and shall be paid to the Administrative Agent for the benefit of the Banks to be credited and applied upon the Borrowing Subsidiary Obligations of such Borrowing Subsidiary, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent for the benefit of the Banks as collateral security for any Obligations thereafter existing.

ARTICLE 12

ADDITIONAL BORROWERS; TERMINATION OF BORROWERS

12.1 Agreement to Participate. Any Eligible Subsidiary may become a party to this Agreement and become a “Borrower” for all purposes hereof on any date after the date hereof upon not less than 10 Banking Days notice to the Administrative Agent (which shall give prompt written notice thereof to each Bank) and upon the satisfaction of the following conditions:

(a) receipt by the Administrative Agent on or before such date of an Agreement to Participate executed by such Eligible Subsidiary and acknowledged and consented to by the Administrative Agent (which consent shall not be unreasonably withheld);

(b) receipt by the Administrative Agent of a certificate dated such date from a Senior Officer of such Eligible Subsidiary to the effect that (i) no Default has occurred and is continuing on such date, (ii) the representations and warranties of such Eligible Subsidiary and its Subsidiaries contained in the Agreement to Participate executed by such Eligible Subsidiary are true, correct and complete in all material respects on and as of such date, and (iii) such Eligible Subsidiary is a wholly-owned Subsidiary;

(c) receipt by the Administrative Agent on or before such date of such additional documents it may reasonably request relating to the existence of such Eligible Subsidiary, the organizational power and authority of such Eligible Subsidiary, the validity of such Eligible Subsidiary’s obligations under the Agreement to Participate executed by such Eligible Subsidiary and under this Agreement, and other matters relevant thereto and hereto, all in form and substance satisfactory to the Administrative Agent; and

(d) if requested in accordance with Section 2.1(e), receipt by the Administrative Agent on or before such date of the Notes dated such date and executed by such Eligible Subsidiary, one Note in favor of each Bank in a principal amount equal to that Bank’s Pro Rata Share of the Commitment.

(e) Following the giving of any notice pursuant to this Section 12.1, if the designation of such Subsidiary as a Borrowing Subsidiary obligates the Administrative Agent or any Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Administrative Agent or any Bank, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Bank in order for the Administrative Agent or such Bank to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

If the Company shall designate as a Borrowing Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Bank may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing an Affiliate of such Bank to act as the Bank in respect of such Borrowing Subsidiary.

As soon as practicable after receiving notice from the Company or the Administrative Agent of the Company’s intent to designate a Subsidiary as a Borrowing Subsidiary, and in any event no later than five Banking Days after the delivery of such notice, for a Borrowing Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Bank that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Borrowing Subsidiary directly or through an Affiliate of such Bank as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Administrative Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Borrowing Subsidiary shall have the right to borrow hereunder, either (A) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Borrowing Subsidiary (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Borrowing Subsidiary” hereunder.

Each Bank hereby authorizes the Administrative Agent to sign on such Bank’s behalf an Agreement to Participate delivered pursuant to clause (a) above, and the Company and each Bank hereby agree that, upon satisfaction by any Eligible Subsidiary of the conditions set forth in this Section 12.1, such Eligible Subsidiary shall become a “Borrower” hereunder for all purposes hereof. The Administrative Agent shall promptly notify the Banks of whenever an Eligible Subsidiary becomes a Borrower.

12.2 Notice of Termination. Any Borrower, other than the Company, that has no Advances outstanding to any Bank and is not the account party on any Letter of Credit, may cease to be a “Borrower” for the purposes of this Agreement (and all commitments as to such Borrower shall thereupon terminate) upon notice, in form and substance satisfactory to the Administrative Agent, by such Borrower to the Administrative Agent; provided that such notice shall not affect any obligation of such Borrower theretofore incurred. The Administrative Agent shall send prompt written notice to each Bank of any Borrower ceasing, pursuant to this subsection, to be a Borrower.

ARTICLE 13

MISCELLANEOUS

13.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Administrative Agent, the Issuing Banks and the Banks provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent, any Issuing Bank or any Bank in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent, the Issuing Banks and the Banks; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan or Letter of Credit without prejudicing the Administrative Agent’s, either Issuing Bank’s or the Banks’ rights to assert them in whole or in part in respect of any other Loan or Letter of Credit.

13.2 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by any Borrower or any other party therefrom, may in any event be effective unless the same shall be in writing and signed by the Majority Banks (or signed by the Administrative Agent at the direction of the Majority Banks) (and, in the case of amendments, modifications or supplements of or to any Loan Document to which a Borrower is a party, the approval in writing of such Borrower), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Banks directly and adversely affected by such amendment, modification, supplement, termination, waiver or consent, no amendment, modification, supplement, termination, waiver or consent may be effective:

(a) To increase any Bank’s Pro Rata Share of the Commitment (other than expressly set forth in the definition of “Pro Rata Share”) extend scheduled payment dates of any Loan or Note beyond the Maturity Date, or reduce the rate of interest (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 3.9) or fees in respect of the Commitment, the Loans or the Letters of Credit, or extend the time of payment of principal, reimbursement obligations under Letters of Credit, interest or fees, or reduce the principal amount of the Obligations;

(b) To amend or modify the provisions of the definitions of “Maturity Date” (except to the extent permitted by Section 2.9), or “Majority Banks” or of this Section;

(c) To release the Company as guarantor; or

(d) To amend or modify any provision of this Agreement that expressly requires the consent or approval of all the Banks.

In addition, no amendment, modification, supplement, termination, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent acting in such capacity under this Agreement or any Note. No amendment, modification, supplement, termination, waiver or consent shall, unless in writing and signed by each Issuing Bank, affect any provisions hereof relating to the Letters of Credit. Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all the Banks, the Issuing Banks, the Administrative Agent and each Borrower. Copies of all amendments, modifications, supplements, terminations, waivers and consents shall be distributed to the Administrative Agent, each Bank, each Issuing Bank and each Borrower.

13.3 Costs, Expenses and Taxes. The Company shall pay on demand the reasonable costs and expenses (a) of each Arranger, the Administrative Agent and the Syndication Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents (including, without limitation, the reasonable legal fees and out-of-pocket expenses of Shearman & Sterling LLP), and, (b) if a Borrower requests the amendment, waiver, supplement or modification the Loan Documents, of the Administrative Agent and any Issuing Bank in connection with any such amendment, waiver, supplement or modification (including, without limitation, the reasonable legal fees and out-of-pocket expenses of counsel to the Administrative Agent and such Issuing Bank), and (c) if any Event of Default has occurred and is continuing, of the Administrative Agent, the Issuing Banks and the Banks in connection with any workout, restructuring, reorganization (including a bankruptcy reorganization) and in any event enforcement or attempted enforcement of the Loan Documents, and any matter related thereto, including, without limitation, out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel, independent public accountants and other outside experts retained by the Administrative Agent, any Issuing Bank or any Bank, and including, without limitation, any costs, expenses or fees incurred or suffered by the Administrative Agent, any Issuing Bank or any Bank in connection with or during the course of any bankruptcy or insolvency proceedings of the Company or any Subsidiary thereof. The Company shall pay any and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify the Arrangers, the Administrative Agent, the Syndication Agent, the Issuing Banks and the Banks from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any party (other than any Arranger, the Administrative Agent, the Syndication Agent, any Issuing Bank or any Bank) to perform any of its Obligations.

13.4 Obligation to Make Payments in Dollars or Alternative Currency. The obligation of the Borrowers to make payments in Dollars or the Alternative Currency of the principal and interest becoming due and payable on each Loan, and to pay all other Obligations hereunder in Dollars, (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than Dollars or the Alternative Currency, as applicable, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent, the Banks and the Issuing Banks of the full amount of Dollars or the Alternative Currency, as applicable, expressed to be payable in respect of the principal and interest of each Loan and in respect of each other Obligation, (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in Dollars or the Alternative Currency, as applicable, the amount, if any, by which such actual receipt shall fall short of the full amount of Dollars or the Alternative Currency, as applicable, so expressed to be payable and (c) shall not be affected by judgment being obtained for any other sum due under this Agreement.

13.5 Nature of Banks’ Obligations. The obligations of the Banks hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent, the Issuing Banks or the Banks or any of them pursuant hereto or thereto may, or may be deemed to, make the Banks a partnership, an association, a joint venture or other entity, either among themselves or with the Company or any Affiliate of the Company. Each Bank’s obligation to make any Advance pursuant hereto is several and not joint or joint and several, and is not conditioned upon the performance by all other Banks of their obligations to make Advances.

13.6 Survival. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the parties to any Loan Document, will survive the making of the Advances hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Administrative Agent, each Issuing Bank and each Bank, notwithstanding any investigation made by the Administrative Agent, any Issuing Bank or any Bank or on their behalf. The obligations of the Company under Sections 3.7 and 3.8 shall survive for thirty (30) days following the termination of this Agreement and the repayment of the Notes. The obligations of the Company under Sections 13.3 and 13.12 shall survive the termination of this Agreement and the repayment of the Notes, provided, however, that such obligations shall not, from and after the termination of this Agreement, be deemed to be Obligations for any purpose under the Loan Documents.

13.7 Notices and Other Communications; Facsimile Copies.

(a) Notices General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to any Borrower or the Company, the Administrative Agent or any Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.7 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Bank, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Banks and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank or Issuing Bank pursuant to Article 2 if such Bank or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each of the Borrowers agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Issuing Banks and the Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission systems (the “Platform”).

(ii) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE COMPANY, ANY OTHER BORROWER, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Borrower provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Bank or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

13.8 Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

13.9 Binding Effect; Assignment; Entire Agreement.

(a) This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties hereto and thereto and their respective successors and assigns, except that a Borrower, the Company and/or their respective Affiliates may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Banks.

(b) Assignments by Banks. Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 13.9(b)(i)(B) in the aggregate or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 13.9(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $5,000,000 and assigned amounts must be in increments of $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents in writing (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.9(b)(i)(B) and, in addition:

(A) the written consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Bank, an Affiliate of a Bank or an Approved Fund;

(B) the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Bank, an Affiliate of such Bank or an Approved Fund; and

(C) the written consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrowers or any Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Bank or Potential Defaulting Bank or any of their respective Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Provision of Tax Forms. The documentation required by Section 13.27 with respect to such assignee shall have been provided to the Company and the Administrative Agent.

(viii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent, each Issuing Bank and each other Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.9(g), from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.7, 3.8, 3.12(d), 13.3, and 13.12 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 13.9(c).

(c) Participations. Any Bank may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrowers or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such

Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Banks and Banks shall continue to deal solely and directly with such Bank in connection with such Bank ‘s rights and obligations under this Agreement. For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 10.7 with respect to any payments made by such Bank to its Participant(s).

Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a) and (b) (in the case of such clause (b), solely with respect to amendments or modifications of the provisions of the definition of “Maturity Date”) of Section 13.2 that directly and adversely affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.7, 3.8 and 3.12(d) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 13.9(b); provided that such Participant agrees to be subject to the provisions of Section 13.27 as if it were an assignee under Section 13.9(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 13.10 as though it were a Bank; provided that such Participant agrees to be subject to Section 13.11 as though it were a Bank.

(d) Limitations upon Participant Rights. Unless the Company otherwise agrees in writing, a Participant shall not be entitled to receive any greater payment under Sections 3.7, 3.8 and 3.12(d) than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant. A Participant that is organized under the laws of a jurisdiction outside of the United States shall not be entitled to the benefits of Section 3.12(d) with respect to United States withholding tax unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 13.27 as though it were a Bank.

(e) Participant Register. Each Bank that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain a register for the recordation of the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in its rights and other obligations under this Agreement (the “Participation Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participation Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103(e) of the United States Treasury Regulations.

(f) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(g) The Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the address referred to in Section 13.7 a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

13.10 Setoff Rights. If an Event of Default has occurred and is continuing, the Administrative Agent, each Issuing Bank and each Bank and each of its Affiliates (but only with the consent of the Majority Banks) is hereby authorized to the fullest extent permitted by law to setoff and apply any funds in any deposit account maintained with it by any Borrower and/or any Property of any Borrower in its possession against the Obligations; provided that no funds in any deposit account maintained by any Borrowing Subsidiary and/or any Property of any Borrowing Subsidiary shall be setoff or applied against the Obligations of the Company or any other Borrower; provided, further that in the event that any Defaulting Bank shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Banks, and (b) the Defaulting Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Bank as to which it exercised such right of setoff.

13.11 Sharing of Setoffs. Each Bank severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against any Borrower, or otherwise, receives payment, through any means, of the Obligations held by it that is in excess of that Bank’s proportionate share of the Total Outstandings as applied to such payment, then: (a) the Bank exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Bank a participation in the Obligations held by the other Bank and shall pay to the other Bank a purchase price in an amount so that the share of the Obligations held by each Bank after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Banks share any payment obtained in respect of the Obligations ratably in accordance with each Bank’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Bank by any Borrower or any Person claiming through or succeeding to the rights of any Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Bank that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased. Each Borrower expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Bank were the original owner of the Obligation purchased; provided, however, that each Bank agrees that it shall not exercise any right of setoff, banker’s lien or counterclaim without first obtaining the consent of the Majority Banks.

13.12 Indemnity by the Company. The Company agrees to indemnify, save and hold harmless each Arranger, each Issuing Bank, the Administrative Agent, the Syndication Agent and each Bank and their Affiliates, directors, officers, agents, partners, attorneys, advisors and employees (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action asserted by any third party or by the Company or any Borrower if the claim, demand, action or cause of action arises out of or relates to the Commitment, the use or contemplated use of proceeds of any Advance, any drawing under any Letter of Credit, any transaction contemplated by this Agreement, or any relationship or relationship alleged to exist by any Borrower, its Affiliates or any other third party of any Indemnitee to any Borrower related to this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, costs or expenses (including reasonable attorneys’ fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify the Company, but the failure to so promptly notify the Company shall not affect the Company’s obligations under this Section unless such failure materially prejudices the Company’s right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. If requested by the Company in writing, such Indemnitee shall in good faith contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit the Company to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which the Company may be liable for payment of indemnity hereunder shall give the Company written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Company’s prior written consent. In connection with any claim, demand, action or cause of action covered by this Section against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel selected by the Indemnitees and reasonably acceptable to the Company; provided that, if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to the Company, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; provided further that the amount of the legal fees to be reimbursed by the Company shall be limited to an amount reasonably determined following consultation among the Company, the Administrative Agent, the Banks and their respective legal counsel, to be equal to the amount that would have been expended if the Indemnitees have been represented by one counsel. Any obligation or liability of the Company to any Indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of all Advances and the payment and performance of all other Obligations owed to the Banks. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.12 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, equityholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. This Section 13.12 shall not apply to the extent that the losses, claims, demands, actions, causes of action, damages, liabilities or expenses relate to any taxes (including withholding taxes and Other Taxes) for which there may be an indemnification, reimbursement or other payment obligation imposed on the Company or any other Borrower pursuant to any other provision of this Agreement (including, without limitation, Section 3.12). No party hereto or any Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

13.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrowers, the Administrative Agent, the Issuing Banks and the Banks in connection with the Loans, Advances and Letters of Credit, and is made for the sole benefit of the Borrowers, the Administrative Agent, the Issuing Banks and the Banks, and the Administrative Agent’s, the Issuing Banks’ and the Banks’ successors and assigns. Except as provided in Sections 13.9, 13.11 and 13.12, no other Person shall have any rights of any nature hereunder or by reason hereof.

13.14 Confidentiality. Each of the Administrative Agent, each Issuing Bank and each Bank agrees to hold any confidential information that it may receive from any Borrower pursuant to this Agreement in confidence: except for disclosure: (a) to other Banks; (b) to legal counsel, accountants and other professional advisors to any Borrower or the Administrative Agent, any Issuing Bank or any Bank or agents involved in administration of this Agreement; (c) to regulatory officials having jurisdiction over the Administrative Agent, an Issuing Bank or a Bank or its Affiliates; (d) as required by Law or legal process or in connection with any legal proceeding to which the Administrative Agent, an Issuing Bank or a Bank and that Borrower are adverse parties; (e) to Affiliates of the Administrative Agent by the Administrative Agent, (f) to Affiliates of a Bank or to another financial institution, in each case, in connection with a disposition or proposed disposition to that financial institution of all or part of that Bank’s interests hereunder or a participation interest in its Loans or Letters of Credit; (g)(i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, provided that such disclosure in either clause (i) or (ii) above is made subject to an appropriate confidentiality agreement on terms substantially similar to this Section; (h) in connection with the exercise of any remedies hereunder or any other Loan Document or the enforcement of rights hereunder or thereunder; or (i) with the consent of the Company. For purposes of the foregoing, “confidential information” shall mean any information respecting the Company or its Subsidiaries reasonably considered by the Company to be confidential, other than (i) information previously filed with or furnished to any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Bank, and (iii) information previously disclosed by a Borrower to any Person not associated with that Borrower without a written confidentiality agreement substantially similar to this Section. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent, the Issuing Banks or the Banks to the Borrowers.

13.15 Further Assurances. The Company and its Subsidiaries shall, at their expense and without expense to the Banks, the Issuing Banks or the Administrative Agent, do, execute and deliver such further acts and documents as any Bank, any Issuing Bank or the Administrative Agent from time to time reasonably requires for the assuring and confirming unto the Banks, the Issuing Banks or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

13.16 No Fiduciary Duties. Each Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Bank and Issuing Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Bank and Issuing Banks or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

13.17 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the Issuing Banks or the Banks in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

13.18 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

13.19 Independent Covenants. Each covenant in Articles 5, 6 and 7 is independent of the other covenants in those Articles; the breach of any such covenant shall not be excused by the fact that the circumstances underlying such breach would be permitted by another such covenant.

13.20 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

13.21 Time of the Essence. Time is of the essence of the Loan Documents.

13.22 Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

13.23 Consent to Jurisdiction and Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Borrower, the Administrative Agent, any Bank or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State or, to the fullest extent permitted by applicable Law, in such federal court. Notwithstanding the foregoing sentence, each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) By executing and delivering this agreement, each party hereto, for itself and in connection with its properties, irrevocably

(i) accepts generally and unconditionally the jurisdiction and venue of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof;

(ii) waives any defense of forum non conveniens;

(iii) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at its address as provided in accordance with Section 13.7 (provided that, with respect to each Borrower, service of process may be made to the Company at its address provided in accordance with Section 13.7) or on the signature pages hereto;

(iv) agrees that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect;

(v) agrees that each party hereto retains the right to serve process in any other manner permitted by law; and

(vi) agrees that the provisions of this Section 13.23 relating to jurisdiction and venue shall be binding and enforceable to the fullest extent permissible under New York General Obligations Law section 5-1402 or otherwise.

13.24 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 13.24 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

13.25 Reserved.

13.26 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent or a Bank could purchase the Original Currency with such Other Currency in New York, New York on the Banking Day immediately preceding the day on which any such judgment, or any relevant part thereof, is given.

(b) The obligations of each Borrower and the Company in respect of any sum due from it to any agent or Bank hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that on the Banking Day following receipt by such agent or Bank of any sum adjudged to be so due in such Other Currency such agent or Bank may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the Original Currency so purchased is less than the sum originally due such agent or Bank in the Original Currency, each of the Borrowers and the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such agent or Bank against such loss, and if the Original Currency so purchased exceeds the sum originally due to such agent or Bank in the Original Currency, such agent or Bank shall remit such excess to such Borrower or the Company.

13.27 Tax Forms.

(a) (i) Each Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Bank”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Bank and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Bank by any Borrower or the Company acting in its capacity as guarantor under Article 11 pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Bank by such Borrower or the Company pursuant to this Agreement) or such other evidence satisfactory to such Borrower or the Company and the Administrative Agent that such Foreign Bank is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Bank shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to each Borrower, the Company and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Bank by such Borrower or the Company pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable Laws that such Borrower or the Company make any deduction or withholding for taxes from amounts payable to such Foreign Bank.

(ii) Each Foreign Bank, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Bank under any of the Loan Documents (for example, in the case of a typical participation by such Bank), shall deliver to the Administrative Agent on the date when such Foreign Bank ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Bank as set forth above, to establish the portion of any such sums paid or payable with respect to which such Bank acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Bank chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Bank is not acting for its own account with respect to a portion of any such sums payable to such Bank.

(iii) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the applicable Borrower or the Company is not required to pay additional amounts under this Section 13.27(a).

(b) Upon the request of the Administrative Agent, each Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Bank fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If a payment made to a Bank under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Administrative Agent for transmission to the Company, at the time or times prescribed by Law and at such time or times reasonably requested in writing by the Borrowers, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested in writing by the Borrowers as may be necessary for each Borrower to comply with its obligations under FATCA, to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this clause (c), FATCA shall include amendments made to FATCA after the date of this Agreement.

13.28 Limitation on Borrowing Subsidiary Obligations. Notwithstanding anything herein to the contrary, no provision of this Agreement shall render any Borrowing Subsidiary liable for the Obligations of the Company or any other Borrower.

13.29 Waiver of Damages. To the extent permitted by applicable law, no party to this Agreement shall assert, and each party to this Agreement hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.

13.30 Patriot Act Notice. Each Bank and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies each Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept

and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. Each Borrower shall provide such information and take such actions as are reasonably requested by the Administrative Agent or any Banks in order to assist the Administrative Agent and the Banks in maintaining compliance with the Patriot Act.

[Signature Pages Begin On Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE COMPANY:

AMGEN INC.

By: /s/ Jonathan M. Peacock
Name: Jonathan M. Peacock
Title: Executive Vice President and Chief Financial Officer

Address:

Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320-1799

Attn: Treasurer
cc: Secretary

Telecopier: (805) 499-6751
Telephone: (805) 447-1000

THE ADMINISTRATIVE AGENT:

CITIBANK, N.A.

By:	/s/ Maureen P. Maroney
Name:	Maureen P. Maroney
Title:	Vice President

ISSUING BANK:

CITIBANK, N.A.

By:	/s/ Maureen P. Maroney
Name:	Maureen P. Maroney
Title:	Vice President

THE SYNDICATION AGENT:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Vanessa Chiu
Name:	Vanessa Chiu
Title:	Executive Director

THE BANKS:

CITIBANK, N.A.

By:	/s/ Maureen P. Maroney
Name:	Maureen P. Maroney
Title:	Vice President

Address:

388 Greenwich Street
New York, NY 10013

Attn: Zafar Khan
Telecopier: (646) 233-1603
Telephone: (212) 816-4200

JPMORGAN CHASE BANK, N.A.

By:	/s/ Vanessa Chiu
Name:	Vanessa Chiu
Title:	Executive Director

BANK OF AMERICA, N.A.

By:	/s/ Amie L. Edwards
Name:	Amie L. Edwards
Title:	Director

BARCLAYS BANK PLC

By:	/s/ Diane Rolfe
Name:	Diane Rolfe
Title:	Director

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

GOLDMAN SACHS BANK USA

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Ari Bruger
Name:	Ari Bruger
Title:	Vice President

By:	/s/ Rahul Parmar
Name:	Rahul Parmar
Title:	Associate

DEUTSCHE BANK AG, NEW YORK BRANCH

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Vice President

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Victor Pierzchalski
Name:	Victor Pierzchalski
Title:	Authorized Signatory

UBS LOAN FINANCE LLC

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Steven T. Brennan
Name:	Steven T. Brennan
Title:	Senior Vice President SC 15219

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Shuji Yabe
Name:	Shuji Yabe
Title:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Andrea S. Chen
Name:	Andrea S. Chen
Title:	Director

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Mary H. Carey
Name:	Mary H. Carey
Title:	Vice President

THE BANK NEW YORK MELLON

By:	/s/ Clifford A. Mull
Name:	Clifford A. Mull
Title:	First Vice President

SCHEDULE 1.1

MANDATORY COST RATE

1.	The Mandatory Cost Rate is an addition to the interest rate to compensate the Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority of the United Kingdom (the “Financial Services Authority”) (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost Rate will be calculated by the Administrative Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Bank lending from an office in a Participating Member State will be the percentage notified by that Bank to the Administrative Agent. This percentage will be certified by that Bank in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in all Loans made from that office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that office.

4.	The Additional Cost Rate for any Bank lending from an office in the United Kingdom will be calculated by the Administrative Agent as follows in relation to any EURIBOR Rate Advance:

E × 0.01	per cent, per annum
300

Where:

E	is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Special Deposits” has the meanings given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

1

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Bank shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

(a)	the jurisdiction of its funding office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Bank notifies the Administrative Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a funding office in the same jurisdiction as its funding office.

9.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost Rate to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

2

11.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost Rate, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all parties.

12.	The Administrative Agent may from time to time, after consultation with the Company and the Banks, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

3

SCHEDULE 2.1

COMMITMENTS AND PRO RATA SHARES

Bank	Commitment	Pro Rata Share
Citibank, N.A.	$225,000,000	9.00%

JPMorgan Chase Bank, N.A.	$225,000,000	9.00%

Bank of America, N.A.	$225,000,000	9.00%

Barclays Bank PLC	$225,000,000	9.00%

Morgan Stanley Bank, N.A.	$225,000,000	9.00%

Goldman Sachs Bank USA	$225,000,000	9.00%

Credit Suisse AG, Cayman Islands Branch	$180,000,000	7.20%

Deutsche Bank AG, New York Branch	$180,000,000	7.20%

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$180,000,000	7.20%

UBS Loan Finance LLC	$180,000,000	7.20%

HSBC Bank USA, National Association	$120,000,000	4.80%

Sumitomo Mitsui Banking Corporation	$120,000,000	4.80%

Wells Fargo Bank, National Association	$120,000,000	4.80%

State Street Bank and Trust Company	$35,000,000	1.40%

The Bank New York Mellon	$35,000,000	1.40%

Total	$2,500,000,000	100%

SCHEDULE 4.4

DISCLOSURE OF SUBSIDIARIES

Name	Type of Entity	Percentage of Ownership
Immunex Corporation	corporation	100%
Amgen Manufacturing, Limited	corporation	100%
Amgen USA Inc.	corporation	100%

SCHEDULE 4.8

LITIGATION

None.

SCHEDULE 4.11(c)

ERISA

1.	Amgen Inc. Retiree Medical Savings Account Plan
2.	Amgen Inc. Retiree Health Access Plan
3.	Amgen Inc. Transition Management Plan

SCHEDULE 4.15

ENVIRONMENTAL

None.

SCHEDULE 6.3

LIENS

None.

SCHEDULE 13.7

NOTICES

THE COMPANY

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Telecopier: (805) 499-6751

Telephone: (805) 447-1000

Website: www.amgen.com

THE ADMINISTRATIVE AGENT

Citibank, N.A.

1615 Brett Road, Building #3

New Castle, Delaware 19720

Attention of Treasurer

Facsimile No. (212) 994-0961

Telephone No. (302) 894-6160

ISSUING BANK

Citibank, N.A.

1615 Brett Road, Building #3

New Castle, Delaware 19720

Attention of Bank Loan Syndications

Facsimile No. (212) 994-0961

Telephone No. (302) 894-6160

EXHIBIT A

[FORM OF AGREEMENT TO PARTICIPATE]

AGREEMENT TO PARTICIPATE

,

CITIBANK, N.A.

as Administrative Agent (the “Administrative Agent”) for

the Banks referred to in the Credit Agreement dated as of

December [_], 2011, among Amgen Inc., the Banks from

time to time party thereto, Citibank, N.A., as

Administrative Agent, and JPMorgan Chase Bank, N.A., as

Syndication Agent (the “Credit Agreement”)

Ladies and Gentlemen:

The terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

1. [name of Eligible Subsidiary], a [jurisdiction of organization] [type of entity] (“Participant”), hereby elects to become a Borrower for all purposes of the Credit Agreement, effective on the date hereof.

2. Participant hereby agrees to perform all obligations of a Borrower under, and to be bound in all respects by the terms of, the Credit Agreement and agrees that the Banks and the Administrative Agent shall be entitled to the benefits of, and shall have all of the rights and remedies against Participant described in, the Credit Agreement, as if Participant were named as a Borrower therein and were a signatory party thereto.

3. Participant represents and warrants that:

a. Participant is a [type of entity] duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, is an Eligible Subsidiary and has all requisite organizational power and authority to enter into and perform its obligations hereunder and under the Loan Documents.

b. The execution and delivery by Participant of this Agreement to Participate and the Notes (if requested in accordance with Section 2.1(e) of the Credit Agreement), and the performance by it of this Agreement to Participate and the Loan Documents to which it is a party, have been duly authorized by all necessary organizational action of such Participant, and do not (i) require any consent or approval not heretofore obtained of any partner, director, stockholder, security

A-1

holder or creditor of Participant; (ii) result in or require the creation or imposition of any Lien upon or with respect to any Property now owned or leased or hereafter acquired by Participant; (iii) violate, to the best knowledge of Participant, any Requirement of Law applicable to Participant; or (iv) result (or, with the giving of notice or passage of time or both, would result) in a breach of or default under, or cause or permit the acceleration of any obligation owed under any Contractual Obligation to which Participant is a party or by which Participant or any of its Property is bound or affected; except, in each case, where violation of, or default under, any such Requirement of Law or Contractual Obligation would not constitute a Material Adverse Effect.

c. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is required to authorize or permit under applicable Laws the execution, delivery and performance by Participant of this Agreement to Participate or for the performance by Participant of the Loan Documents.

4. This Agreement to Participate shall be governed by and construed in accordance with the Laws of the state of New York applicable to contracts made and performed in such state. Participant agrees that each of the provisions of the Credit Agreement shall apply to it and to this Agreement to Participate as if it were an original Borrowing Subsidiary signatory thereto and this Agreement to Participate were referenced therein.

5. This Agreement to Participate may be signed in any number of counterparts, each of which shall constitute an original, with the same effect as if the signatures hereto and thereto were upon the same instrument.

[NAME OF ELIGIBLE SUBSIDIARY]

By:
Title:

CITIBANK, N.A., as Administrative Agent

By:
Title:

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EXHIBIT B

[FORM OF NOTE]

NOTE

$	[DATE Thousand Oaks, California	]

FOR VALUE RECEIVED, the undersigned promises to pay to the order of                     (the “Bank”), the principal amount of             Dollars ($            ), or such lesser aggregate amount of Advances as may be made pursuant to the Bank’s Pro Rata Share of the Commitment under the Credit Agreement hereinafter described, payable as hereinafter set forth. The undersigned promises to pay interest on the principal amount of each Advance made hereunder and remaining unpaid from time to time from the date of each such Advance until the date of payment in full, payable as hereinafter set forth.

Reference is made to the Credit Agreement dated as of December [    ], 2011 (as amended from time to time, the “Credit Agreement”), among Amgen Inc., the Banks from time to time party thereto, Citibank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Syndication Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings defined for those terms in the Credit Agreement. This is one of the Notes (“Note”) referred to in the Credit Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Credit Agreement as originally executed or as it may from time to time be supplemented, modified, amended, renewed, extended or supplanted. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.

The principal indebtedness evidenced by this Note shall be payable as provided in the Credit Agreement and in any event on the Maturity Date applicable to the Bank.

Interest shall be payable on the outstanding daily unpaid principal amount of each Advance hereunder from the date thereof until payment in full and shall accrue and be payable at the rates and on the dates set forth in the Credit Agreement both before and after default, before and after maturity and judgment, and before and after the commencement of any proceeding under any Debtor Relief Law with interest on overdue interest to bear interest at the rate set forth in Section 3.9 of the Credit Agreement, to the extent permitted by applicable Laws.

The undersigned shall have the right to prepay any amounts outstanding under this Note in accordance with Section 3.1(f) of the Credit Agreement.

The amount of each payment hereunder with respect to Advances made in Dollars shall be made to the Administrative Agent at the Administrative Agent’s Office, for the account of the Bank, in lawful money of the United States of America and in immediately available funds not later than 2:00 p.m., New York City time, on the day of payment (which must be a Banking Day). The amount of each payment hereunder with respect to Advances made in Euros shall be made to the Administrative Agent at the Alternative Currency Payment Office, for the account of the Bank, in Euros and in immediately available funds not later than 2:00 p.m., local time, on the day of payment (which must be a Banking Day). All payments received after 2:00 p.m., New York City time or local time, as the case may be, on any particular Banking Day shall be deemed received on the next succeeding Banking Day.

This Note is a registered obligation, transferrable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein. A record of Advances made by and payments received by Bank with respect to this Note shall be maintained by the Administrative Agent in the Register pursuant to and in accordance with Section 13.9(g) of the Credit Agreement.

As set forth in Section 13.3 of the Credit Agreement, the undersigned hereby promises to pay the reasonable out-of-pocket costs and expenses of any holder hereof incurred in collecting the undersigned’s obligations hereunder or in enforcing any holder’s rights hereunder, including attorneys’ fees and disbursements.

The undersigned hereby waives presentation, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other notice of formality, to the fullest extent permitted by applicable Laws.

THIS NOTE SHALL BE DEEMED DELIVERED TO AND ACCEPTED BY THE ADMINISTRATIVE AGENT ON BEHALF OF THE BANK IN THE STATE OF NEW YORK, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE.

[BORROWER]

By
Its

ADVANCES AND PAYMENTS OF PRINCIPAL

UNDER COMMITMENT

Date	Type of Loan Made This Date	Maturity Date	Amount of Advance	Amount of Principal Paid	Unpaid Principal Balance	Principal Balance	Notation Made By

EXHIBIT C

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

1. This Compliance Certificate (“Compliance Certificate”) is executed and delivered by AMGEN INC., a Delaware corporation (the “Company”), to CITIBANK, N.A. (the “Administrative Agent”) pursuant to Section 7.2 of the Credit Agreement dated as of December [_], 2011, among the Company, the Banks from time to time party thereto, Citibank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Syndication Agent (as amended from time to time, the “Credit Agreement”). Any terms used herein and not defined herein shall have the meanings defined in the Credit Agreement. This Compliance Certificate covers the Company’s:

[Fiscal Quarter ended             ,     ]

[Fiscal Year ended December 31,         ]

2. The following paragraphs set forth calculations showing whether the Company is in compliance with its obligations pursuant to Sections 6.3, 6.5, and 6.6 of the Credit Agreement, as of the end of the fiscal period set forth in paragraph 1 hereof. Each calculation set forth below identified as “Actual” is derived from the books and records of the Company in accordance with the relevant definitions of financial terms set forth in Section 1.1 of the Credit Agreement, and correctly reflects whether the Company is in compliance with the obligations contained in the applicable Sections of the Credit Agreement parenthetically noted, which obligations are set forth below identified under the column marked “Required/Permitted”.

I.	Liens (Section 6.3(e)) and Subsidiary Indebtedness (Section 6.5):

	(a)	Indebtedness of the Company and its Subsidiaries secured by Liens subject to Section 6.3(e) of the Credit Agreement	$

	(b)	Indebtedness of the Company’s Subsidiaries (other than under the Credit Agreement and without duplication of amounts included in item 1(a) above)	$

	(c)	Consolidated Net Worth	$

	(a) + (b) (c)			Not greater than 35% In compliance (Y or N)

II.	Consolidated Capitalization (Section 6.6):

	(a)	Consolidated Total Debt	$

	(b)	Consolidated Capitalization	$

	(a) (b)			Not greater than 0.65 to 1.00 In compliance (Y or N)

3. To the best knowledge of the undersigned, during the fiscal period covered by this Compliance Certificate, no Default has occurred and is continuing, with the exceptions set forth below in response to which the Company has taken or proposes to take the following actions (if none, so state):

4. This Compliance Certificate is executed on                     ,     , by a Senior Officer of the Company. The undersigned hereby certifies that each and every matter contained herein is derived from the Company’s books and records and is, to the best knowledge of the undersigned, true and correct.

AMGEN INC.

By

Its

EXHIBIT D

[FORM OF REQUEST FOR LETTER OF CREDIT]

REQUEST FOR LETTER OF CREDIT

1. This Request for Letter of Credit is executed and delivered by              (the “Borrower”) to Citibank, N.A. (the “Issuing Bank”) pursuant to that certain Credit Agreement dated as of December [    ], 2011 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) entered into among Amgen Inc., the Banks from time to time party thereto, the Issuing Bank, Citibank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., as Syndication Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

2. Borrower hereby requests that the Issuing Bank issue a Letter of Credit as follows:

(a)	Amount of Letter of Credit: $ .

(b)	Date of Issuance: , .

(c)	Beneficiary under Letter of Credit:

Name:
Address:

(d)	Expiry Date: ,

(e)	Purpose of Letter of Credit:

(f)	Additional Information/Terms:

3. The requested Letter of Credit is (check one box only):

•	a new Letter of Credit in addition to Letters of Credit already outstanding.

D-1

•	a supplement, modification, amendment, renewal, or extension to or of the following outstanding Letter(s) of Credit: (Identify)

4. In connection with the issuance of the Letter of Credit requested herein, Borrower hereby represents, warrants, and certifies to the Banks that:

(a) As of the date of issuance of the Letter of Credit requested herein, each of the representations and warranties made by Borrower in Article 4 of the Credit Agreement, other than Sections 4.4, 4.6 and 4.8, is true and correct in all material respects (except that to the extent any representation or warranty is qualified by materiality, it shall be true and correct in all respects) both immediately before and after the issuance of the Letter of Credit, as though such representations and warranties were made on and as of the date of the issuance of the requested Letter of Credit (except to the extent such representations and warranties specifically relate to an earlier date in which case they are true and correct in all material respects as of such earlier date);

(b) No Default has occurred and is continuing.

(c) Following the issuance of the Letter of Credit requested herein (i) the aggregate face amount of all outstanding Letters of Credit will not exceed $300,000,000, (ii) the sum of all Advances then outstanding plus the face amount of all Letters of Credit then outstanding plus the sum of all unreimbursed drawings under Letters of Credit shall not exceed the Commitment, and (iii) the Total Outstandings will not exceed the Commitment.

5. Attached hereto is an Application for the Letter of Credit on the form provided to Borrower by the Issuing Bank.

6. This Request for Letter of Credit is executed on             ,             , by a Senior Officer of Borrower, on behalf of Borrower. The undersigned, in such capacity, hereby certifies each and every matter contained herein to be true and correct.

[BORROWER]

By

Its

D-2

EXHIBIT E

[FORM OF REQUEST FOR LOAN]

REQUEST FOR LOAN

1. This Request for Loan is by                    (the “Borrower”) to Citibank, N.A. (the “Administrative Agent”) pursuant to that certain Credit Agreement dated as of December [    ], 2011 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Amgen Inc., the Banks from time to time party thereto, the Administrative Agent, and JPMorgan Chase Bank, N.A., as Syndication Agent. Capitalized terms used herein and not defined herein shall have the meanings defined in the Credit Agreement.

2. Borrower hereby requests a Loan for the account of Borrower pursuant to the Credit Agreement as follows:

(a) DATE OF LOAN:

(b) TYPE OF LOAN (Check one box only):

•	BASE RATE ADVANCE

•	EURODOLLAR RATE ADVANCE WITH A -MONTH INTEREST PERIOD

•	EURIBOR RATE ADVANCE WITH A -MONTH INTEREST PERIOD

(c) AMOUNT OF REQUESTED LOAN:                 [$] [€]

(d) INTEREST PERIOD OF LOAN ENDS:

3. In connection with the request pursuant to Section 2 above, Borrower certifies that:

(a) Prior to giving effect to the Loans requested hereby, the aggregate outstanding balance of Advances is $            .

(b) As of the date of the requested Loan, (i) each representation and warranty made by Borrower in Article 4 of the Credit Agreement, other than Sections 4.4, 4.6 and 4.8, will be true and correct in all material respects (except that to the extent any representation or warranty is qualified by materiality, it shall be true and correct in all respects), both immediately before and after giving effect to such Loan, as though such representations and warranties were made on and as of that date (except to the extent such representations and warranties specifically relate to an earlier date in which case they shall be true and correct in all material

E-1

respects as of such earlier date), (ii) no Default has occurred and is continuing, and (iii) after giving effect to the requested Loan, the Total Outstandings will not exceed the Commitment.

4. This Request for Loan is executed on                     ,     by a Senior Officer of Borrower on behalf of Borrower. The undersigned, in such capacity, hereby certifies each and every matter contained herein to be true and correct except as previously disclosed by Borrower in writing to the Banks and waived by the Majority Banks or all Banks, as applicable.

[BORROWER]

By

Its

E-2

EXHIBIT F

[FORM OF ASSIGNMENT AGREEMENT]

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]11 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]12 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]13 hereunder are several and not joint.]14 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Bank][their respective capacities as Banks] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)][the respective Assignors (in their respective capacities as Banks)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by [the][any] Assignor.

[11]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[12]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[13]	Select as appropriate.
[14]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Bank]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Bank]

3.	Borrower:	[Amgen Inc.]

4.	Administrative Agent:	Citibank, N.A. (“Citibank”), as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $2,500,000,000 Credit Agreement dated as of December [ ], 2011 among Amgen Inc., the Banks parties thereto, Citibank, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s][15]	Assignee[s][16]	Aggregate Amount of Commitment/ Advances for all Banks[18]	Amount of Commitment/ Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[19]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date:	][20]

[Page break]

[15]	List each Assignor, as appropriate.
[16]	List each Assignee, as appropriate.
[18]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[19]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Banks thereunder.
[20]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                          , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR[S][21]
[NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][22]
[NAME OF ASSIGNEE]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title:

[Consented to and]23 Accepted:

CITIBANK, N.A., as

  Administrative Agent

By:

[21]	Add additional signature blocks as needed.
[22]	Add additional signature blocks as needed.
[23]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Title:

[Consented to and]23 Accepted:

CITIBANK, N.A., as

Issuing Bank

By:
Title:

[Consented to:]24

AMGEN INC., as

the Borrower

By:
Title:

[23]	To be added only if the consent of the Issuing Bank is required by the terms of the Credit Agreement.
[24]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

Amgen Inc. Credit Agreement dated as of December [    ], 2011

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AGREEMENT

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Bank; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.9(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.9(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to Section 13.27 of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action

F-1

under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement . This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

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